UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Atlas Energy Solutions Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512) 220-1200
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Atlas Energy Solutions Inc.:
Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Atlas Energy Solutions Inc. (“Atlas” or the “Company”) will be held at the Company’s corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, on May 8, 2025 at 8:00 a.m. Central Time. The Annual Meeting is being held for the following purposes:
1.
election to the Company’s Board of Directors of the three Class II directors set forth in the accompanying proxy statement, each of whom will hold office until the 2028 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal;

2.	ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.	to vote on the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the Company’s Named Executive Officer compensation; and
4.	transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (NYSE: AESI), at the close of business on March 18, 2025, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares of Common Stock you own, will aid us in reducing the expense of any further proxy solicitation in connection with the Annual Meeting. We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS. If you are a registered stockholder as of the Record Date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:
•	Internet: Use the website listed on the Notice of Internet Availability (the “Notice”);
•	Telephone: Use the toll-free number listed on the Notice;
•	Mail: Sign, date and return your proxy card in the provided pre-addressed envelope; or
•	At the Annual Meeting: Attend the Annual Meeting at the location described in the Notice and vote in person.
If your shares are held in “street name,” that is, your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the bank, broker or other nominee, as your record holder, that must be followed for your record holder to vote your shares of Common Stock per your instructions. Internet voting will also be offered to stockholders holding shares of Common Stock in street name.
We urge you to review the enclosed proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that all holders of our Common Stock, regardless of the number of shares owned, participate in the affairs of Atlas.
Thank you for your investment in Atlas.

By Order of the Board of Directors,

Ben M. “Bud” Brigham
Executive Chairman of the Board of Atlas Energy Solutions Inc.

Austin, Texas
March 28, 2025
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 8, 2025: THE NOTICE OF THE ANNUAL
MEETING, THE PROXY STATEMENT AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED DECEMBER 31, 2024, ARE AVAILABLE AT www. proxyvote.com.
The Notice of Internet Availability of Proxy Materials is first being mailed on or about March 28, 2025, and the proxy materials relating to the Annual Meeting will first be made available on or about the same date.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
ATLAS ENERGY SOLUTIONS INC. 2025 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. Central Time, THURSDAY, MAY 8, 2025
Place:	In person at the corporate headquarters of Atlas Energy Solutions Inc., located at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730
Record Date:	March 18, 2025
Voting:
Holders of our Common Stock as of the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Board Vote Recommendation
Election to the Company’s Board of Directors of the three Class II directors set forth in this proxy statement, each of whom will hold office until the 2028 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal
For each of the director nominees

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025	For

Vote on the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the Company’s Named Executive Officer compensation	One Year

Transaction of such other business as may properly come before the Annual Meeting	—

BOARD NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	AC	NCGC	CC
A. Lance Langford	62	2023	Chief Executive Officer of Langford Energy Partners I, LLC	X		X	X
Mark P. Mills	72	2023
Senior Fellow at the Manhattan Institute, Faculty Fellow at Northwestern University’s McCormick School of Engineering and Applied Science and Distinguished Senior Fellow at the Texas Public Policy Foundation
				X	X		X
Douglas G. Rogers	66	2023	Executive Director and Secretary/Treasurer of The Sealy & Smith Foundation

AC: Audit Committee
NCGC: Nominating & Corporate Governance Committee
CC: Compensation Committee
i

PROXY SUMMARY	i
ABOUT ATLAS ENERGY SOLUTIONS INC.	1
ABOUT THE ANNUAL MEETING	3
PROPOSAL ONE: ELECTION OF DIRECTORS	6
DIRECTOR NOMINEES	7
INCUMBENT DIRECTORS AND EXECUTIVE OFFICERS	9
CORPORATE GOVERNANCE	12
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	18
DIRECTOR COMPENSATION	21
COMPENSATION DISCUSSION AND ANALYSIS	23
COMPENSATION COMMITTEE REPORT	31
EXECUTIVE COMPENSATION	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
EQUITY COMPENSATION PLAN INFORMATION	44
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
PROPOSAL THREE: VOTE ON THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	47
AUDIT COMMITTEE REPORT	48
DELINQUENT SECTION 16(a) REPORTS	49
SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR	50
HOUSEHOLDING	50
SOLICITATION OF PROXIES	50
STOCKHOLDER PROXY SOLICITATION FOR SHAREHOLDER DIRECTOR NOMINEES	51
STOCKHOLDER LIST	51
OTHER MATTERS	51
DIRECTIONS TO ANNUAL MEETING	51
ADDITIONAL INFORMATION	51
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS	51

ii

Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512) 220-1200
PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors (the “Board”) of Atlas Energy Solutions Inc. (the “Company”) is soliciting and requests your proxy for the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on May 8, 2025 at 8:00 a.m. Central Time at the Company’s corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. We are soliciting proxies from holders of our common stock, par value $0.01 per share (the “Common Stock”).
ABOUT ATLAS ENERGY SOLUTIONS INC.
Atlas Energy Solutions Inc. is a leading proppant producer, logistics and distributed power solutions provider, primarily serving the Permian Basin of West Texas and New Mexico. We operate proppant production facilities across the Permian Basin including both large-scale in-basin facilities and smaller distributed mining units. We manage a portfolio of leading-edge logistics assets, which includes our 42-mile Dune Express conveyor system (the only proppant conveyor system in the world, and the longest conveyor in the United States). In addition, we manage a fleet of over 120 trucks, including early autonomous delivery systems, which are capable of delivering expanded payloads due to our custom-manufactured trailers and patented drop-depot process. Our approach to managing proppant production, logistics, and distributed power solutions operations is intently focused on leveraging technology, automation, and remote operations to drive efficiencies.
We are a low-cost producer of various high-quality, locally sourced proppants used during the well completion process. We offer both dry and damp sand and carry a choice of mesh sizes including 100 mesh and 40/70 mesh. Proppant is a key component necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells.
Our logistics platform is designed to increase the efficiency, safety, and sustainability of the oil and natural gas industry within the Permian Basin, which is increasingly a differentiating factor affecting customer choice among proppant suppliers. The cost of delivering sand, even short distances, can be a significant component of customer spending on well completions given the substantial volumes that are utilized in modern well designs. In addition to our plant automation and our Dune Express proppant delivery system, we are also integrating autonomous driving technologies in certain of our fit-for-purpose trucks, creating the first semi-autonomous oilfield logistics network to increase the automation of the oil and gas proppant supply chain. Our investments in these leading-edge technologies, including autonomous trucking and digital infrastructure, not only drive efficiencies in our operations to the benefit of our customers, but they also deliver beneficial environmental and community impacts. We believe the Company is uniquely positioned to automate and modernize the Permian Basin’s proppant and logistics infrastructure, making the basin a more efficient energy factory, and a better and cleaner place to live and work.
We also provide distributed power solutions through a fleet of more than 900 natural gas-powered reciprocating generators, with approximately 212 megawatts of existing power generation primarily supporting production and artificial lift operations across major United States resource basins. Our generators are designed for heavy-duty, harsh environments for mission critical power needs. Our in-house manufacturing and remanufacturing capabilities, coupled with critical in-field service, provide quality control and standardization across the fleet with the goal of providing market-leading uptime.
Our mission is to improve human beings’ access to the hydrocarbons that power our lives, and, by doing so, we maximize value creation for our stockholders. Value creation for our stockholders is our fundamental goal. In order to fulfill our mission and create value for our stockholders, we strive to optimize the outcomes for our broader stakeholders, including our employees and the communities in which we operate. We are proud of the fact that our approach to innovation in the hydrocarbon industry drives efficiencies creating value for our stockholders, while also delivering differentiated social and environmental progress. The Company has driven innovation designed to provide environmental benefits by reducing energy consumption, emissions, and our aerial footprint. We call this Sustainable Environmental and Social Progress, and it is driven by stockholder value creation.

We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. Our executive management team has a proven track record with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles.

ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this proxy statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
Notice and Access of Proxy Materials
We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. We have elected, in accordance with the “Notice and Access” rule of the U.S. Securities and Exchange Commission (the “SEC”), to deliver a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders and to post our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (collectively, the “proxy materials”) electronically. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. The Notice is first being mailed to our stockholders on or about March 28, 2025, and the proxy materials relating to the Annual Meeting will first be made available on or about the same date. The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.
Electronic Delivery
Registered stockholders may elect to receive future Notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.proxyvote.com. Stockholders who hold shares through a bank, brokerage firm or other nominee may also sign up for electronic delivery at www.proxyvote.com. In addition, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the Notices and proxy materials at any time by dialing 1-800-579-1639. Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:
•
Proposal ONE: To elect to the Company’s Board of Directors the three Class II directors, A. Lance Langford, Mark P. Mills and Douglas G. Rogers, each of whom will hold office until the 2028 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal;

•	Proposal TWO: To ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•	Proposal THREE: To vote on the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the Company’s Named Executive Officer compensation.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is not currently aware of any other business that might come before the Annual Meeting.
Recommendation of the Board
The Board has approved each of the proposals for inclusion in the proxy materials and recommends that you vote FOR the election of each of the director nominees to the Board (“Proposal ONE”); FOR the ratification of the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal TWO”); and ONE YEAR, on a non-binding advisory basis, for the frequency of future advisory votes on the Company’s Named Executive Officer compensation (“Proposal THREE”).

Who May Vote
Our Common Stock is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Holders of the Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Holders of Common Stock do not have the right to cumulate their votes for any particular matter. Each share of Common Stock outstanding at the close of business on March 18, 2025 (the “Record Date”) entitles the holder to one vote at the Annual Meeting. On the Record Date, there were 123,578,181 shares of Common Stock outstanding held by 34 stockholders of record (which number of stockholders does not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but includes each such institution as one holder).
Voting at the Annual Meeting
If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“EQ”), you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet or telephone by following the instructions on the Notice. Alternatively, if you received a paper copy of the proxy materials by mail, you may give a proxy by completing and returning the proxy card by mail. To vote through the Internet or by telephone, you should have your Notice or proxy card available, so you can input the required information from the Notice or the proxy card. When you log onto the Internet website address, you will receive instructions on how to vote your shares.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet or telephone or by completing and returning any proxy card you received. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this proxy statement.
Any proxy given pursuant to this solicitation may be revoked by the person submitting such proxy at any time before its use by (1) delivering a written notice of revocation addressed to Atlas Energy Solutions Inc., Attn: General Counsel, 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (2) voting again by Internet or telephone, (3) completing and returning a proxy card bearing a later date, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy received prior to the deadline will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be provided to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account with them, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting.
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. We will report the final results in a Current Report on Form 8-K that we will file with the SEC after the Annual Meeting.
Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all Notices and sets of proxy materials you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding as of the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 123,578,181 shares of Common Stock outstanding. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the Annual Meeting for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm for beneficial owners who have not provided voting instructions. However, without voting instructions from the beneficial owners, they cannot vote on “non-routine” proposals, including the election of directors.
Required Votes
Election of Directors. Each director will be elected by the affirmative vote of the plurality of the votes validly cast by holders of shares entitled to vote on the election of directors at the Annual Meeting. Withheld votes and broker non-votes are not taken into account in determining the outcome of the election of directors.
Ratification of our Independent Registered Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.
Say-on-Frequency. The frequency of the say-on-pay vote that receives the plurality of votes – every one year, every two years or every three years – will be the frequency that the stockholders approve, on a non-binding advisory basis. Withheld votes and broker non-votes are not taken into account in determining the outcome of this proposal. The results of the votes on this proposal are not binding on the Board.
Default Voting
A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election to the Board of each of the director nominees listed in Proposal ONE, “FOR” Proposal TWO and “ONE YEAR” on Proposal THREE.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.
Other Matters to Be Voted on at the Annual Meeting
The Board is not currently aware of any business to be acted on at the Annual Meeting other than that which is described in the Notice and this proxy statement. If, however, other matters are properly brought to a vote at the Annual Meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the Annual Meeting, the persons designated as proxies will have discretion to vote on that proposal.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board, upon the recommendation of the Nominating & Corporate Governance Committee, has nominated the following individuals for election as Class II directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at our 2028 Annual Meeting of Stockholders, and until his successor shall have been elected and qualified or until his earlier death, resignation or removal:
A. Lance Langford

Mark P. Mills

Douglas G. Rogers
All of the nominees are currently directors of the Company and each of the nominees’ terms are expiring at the Annual Meeting.
If Mr. Langford, Mr. Mills and Mr. Rogers are re-elected to the Board, the size of the Board will remain at nine members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.
The Board has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.
Vote Required
The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast on the election of directors. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.
Recommendation
The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

DIRECTOR NOMINEES
The Board has determined that its current composition provides a balanced mix of expertise, including with respect to the energy and logistics sectors, public company management, financial acumen and other expertise and diversity of ideas. The Board believes that each director nominee possesses the leadership, experience, qualifications, attributes and skills to make significant contributions to the Board, our stockholders and the Company as a whole. Additionally, the information detailed below specifies each nominee’s experience, qualifications, attributes and skills the Board considered in concluding that the nominee should serve as a director. There are no family relationships between any of our executive officers or directors.

A. Lance Langford Age: 62 Director Since: 2023 Committee Membership: Compensation Committee and Nominating & Corporate Governance Committee
A. Lance Langford has served as a member of our Board since March 2023 and currently serves on our Compensation Committee and as chair of our Nominating & Corporate Governance Committee. Mr. Langford served on the board of managers of Atlas Sand Company, LLC, the pre-IPO predecessor of the Company (“Atlas LLC”), since 2018, and previously served as a director of Brigham Minerals from August 2020 until its merger with Sitio Royalties in December 2022. Mr. Langford has over 30 years of oil and gas industry experience. He has served as the Chief Executive Officer of Langford Energy Partners I, LLC since 2020. He is also a co-founder and has served as a member of the general partner of Brigham Royalties Fund I, LP since 2023. Previously, he was the Chief Executive Officer, Co-Founder, and director of Luxe Energy LLC and Luxe Minerals LLC from 2015 to 2020. Prior to that, Mr. Langford served as Senior Vice President for Equinor ASA (formerly named Statoil ASA) from 2011 to 2015. From 1995 to 2011, Mr. Langford built and led Brigham Exploration’s engineering, operations, marketing and midstream departments, ultimately serving as Executive Vice President—Operations at the time the company was purchased by Statoil. He started his engineering career with Burlington Resources Inc. from 1987 to 1995. Mr. Langford earned a Bachelor of Science in Petroleum Engineering from Texas Tech University.

Relevant Skills and Expertise:

Mr. Langford has extensive knowledge and leadership experience in the energy industry, has previously served on public company boards and has a deep familiarity and experience with our predecessor, Atlas LLC.

Mark P. Mills Age: 72 Director Since: 2023 Committee Membership: Compensation Committee and Audit Committee
Mark P. Mills has served as a member of our Board since March 2023 and currently serves on our Compensation Committee and our Audit Committee. Mr. Mills currently serves as a Distinguished Senior Fellow at the Texas Public Policy Foundation. Mr. Mills has been a senior fellow at the Manhattan Institute, an economics and policy research institute, since 2013, and a faculty fellow at Northwestern University’s McCormick School of Engineering and Applied Science since 2014. He has also served as a strategic non-operating partner with Montrose Lane (an energy-tech venture fund) since 2017, and Chief Executive Officer of Digital Power Capital LLC, a boutique venture fund he co-founded in 2001 (which ceased operation in 2009). Previously, Mr. Mills was chairman and Chief Technology Officer of ICx Technologies, Inc., from 2005 to 2008, aiding in its public offering in 2007. Mr. Mills served in the White House Science Office under President Reagan and subsequently provided science and technology policy counsel to a variety of private-sector firms, the Department of Energy and U.S. research laboratories. Mr. Mills was a technology advisor for Bank of America Securities, Inc. and coauthor of the Huber-Mills Digital Power Report, a tech investment newsletter. Early in his career, Mr. Mills was an experimental physicist and development engineer at Bell Northern Research (Canada’s Bell Labs) and at the RCA David Sarnoff Research Center on microprocessors, fiber optics and missile guidance, earning several patents for his work. In 2016, Mr. Mills was named “Energy Writer of the Year” by the American Energy Society. Mr. Mills holds a degree in physics from Queen’s University, Ontario, Canada.

Relevant Skills and Expertise:

Mr. Mills has valuable managerial skills, thorough knowledge of the energy and technology industries and a strategic and innovative mindset.

Douglas G. Rogers Age: 66 Director Since: 2023 Committee Membership: None
Douglas G. Rogers has served as a member of our Board since March 2023. Mr. Rogers served on the board of managers of Atlas LLC since 2018. Since 2015, Mr. Rogers has served as the Executive Director and Secretary/Treasurer of The Sealy & Smith Foundation, a charitable organization that has provided John Sealy Hospital and the University of Texas Medical Branch with over $1 billion in funding in furtherance of its mission to provide healthcare on Galveston Island, Texas. Mr. Rogers is also a member of the board of directors of The Sealy & Smith Foundation. Mr. Rogers holds a Bachelor of Business Administration degree from Texas A&M University.

Relevant Skills and Expertise:

Mr. Rogers has expertise in capital management and financial strategy resulting from his experience in banking and investments and represents one of our largest stockholders, The Sealy & Smith Foundation.

INCUMBENT DIRECTORS AND EXECUTIVE OFFICERS
The directors and executive officers of the Company are:

Name	Age	Title
Ben M. “Bud” Brigham	65	Executive Chairman and Director
John Turner	53	President and Chief Executive Officer and Director
Blake McCarthy	40	Chief Financial Officer
Chris Scholla	41	Executive Vice President and President, Sand and Logistics
Dathan C. Voelter	53	General Counsel and Secretary
Gayle Burleson	59	Director
Stacy Hock	48	Director
John Michael “Mike” Howard	51	Director
A. Lance Langford	62	Director
Mark P. Mills	72	Director
Douglas Rogers	66	Director
Robb L. Voyles	67	Director

Set forth below is biographical information about each of our directors and executive officers.
Ben M. “Bud” Brigham—Executive Chairman and Director. Mr. Brigham is our founder and has served as the Executive Chairman of the Board since our inception in 2017, and served as our Chief Executive Officer from August 2022 until March 2024. Mr. Brigham has founded several upstream energy enterprises, including Brigham Exploration Company (“Brigham Exploration”) in 1990, which completed its initial public offering in 1997. Mr. Brigham served as its President, Chief Executive Officer and Chairman of the board of directors until its sale to Statoil ASA (“Statoil”) in December 2011.
In 2012, Mr. Brigham founded Anthem Ventures, LLC (“Anthem Ventures”), a family office. In that same year he and others founded Brigham Resources Operating, LLC, which was subsequently sold to Diamondback Energy, Inc. (NASDAQ: FANG) in 2017. In 2012 he also co-founded Brigham Minerals, Inc. (“Brigham Minerals”) to pursue mineral acquisitions in top-tier domestic shale resource plays. Brigham Minerals completed its IPO in 2019, and Mr. Brigham served as its Executive Chairman until its merger with Sitio Royalties Corp. (NYSE: STR) (“Sitio Royalties”) in 2022.
In 2017, Mr. Brigham founded Brigham Exploration Company, LLC (the second entity founded by Mr. Brigham with such name) (“Brigham Exploration LLC”), a non-operating company focused on the Permian Basin. BEXP I, LP (“BEXP I”) was initially funded with Mr. Brigham’s capital, with subsequent investments by friends and family and a large institution. In the fourth quarter of 2021, new acreage and working interest acquisitions ceased in BEXP I, and BEXP II, LP commenced acreage and working interest acquisitions, with a larger capitalization including most of the BEXP I participants as well as additional institutions.
In 2022, he was a co-founder of Langford Energy Partners LLC, which pursues the acquisition, development and optimization of operated oil and gas properties in top-tier shale resource plays. In 2023, he co-founded Brigham Royalties, a private enterprise pursuing mineral interests primarily in the Permian Basin.
Prior to founding Brigham Exploration in 1990, Mr. Brigham served for six years as an exploration geophysicist with Rosewood Resources, Inc., an independent oil and natural gas exploration and production company, and as a seismic data processing geophysicist for Western Geophysical, a provider of 3D seismic services. Mr. Brigham earned a Bachelor of Science in Geophysics from the University of Texas at Austin. Mr. Brigham has served as a member of the National Petroleum Council and The Bureau of Economic Geology Visiting Committee. Mr. Brigham was inducted into the All American Wildcatters in April 2012 and into the Hart Energy Hall of Fame in November 2023.
John Turner—President and Chief Executive Officer and Director John Turner has served as our Chief Executive Officer since March 2024, as our President since November 2022 and was appointed to our Board in August 2024. Mr. Turner previously served as our Chief Financial Officer from April 2017 to May 2024. Mr. Turner has over 20 years of oil and natural gas industry experience. Prior to assuming his current role, Mr. Turner worked in various capacities for both public and private entities, with a focus on corporate finance, business development and strategic planning, including as Chief Financial Officer of Brigham Exploration LLC, Chief Financial Officer of Mediterranean Resources, LLC and Vice President of Brigham Exploration. Mr. Turner received a Bachelor of Business Administration and a Master of Business Administration from the McCombs School of Business at the University of Texas at Austin.
Blake McCarthy—Chief Financial Officer. Blake McCarthy has served as our Chief Financial Officer since May 2024. Mr. McCarthy is a seasoned executive with more than 15 years of experience serving in various oil and gas finance, investing, and public company roles. Prior to joining the Company, Mr. McCarthy spent seven years serving in various operational and financial roles at NOV, Inc. (NYSE: NOV) (“NOV”), most recently as President of NOV Grant Prideco and Vice President of Corporate Development and Investor Relations. Prior to joining NOV, Mr. McCarthy was a principal investor with Citadel Global Equities, covering the global oil and gas industry with a specific focus on the oilfield services sector. Prior to Citadel, Mr. McCarthy was an investment banker with Simmons & Company International. Mr. McCarthy received an A.B. degree from Princeton University.
Chris Scholla—Executive Vice President and President, Sand and Logistics.. Chris Scholla has served as our Executive Vice President and President of Sand and Logistics since February 2025, served as our Chief Operating Officer from August 2024 to February 2025, served as our Chief Supply Chain Officer from November 2022 to August 2024, and served as our Vice President of Supply Chain and Logistics from November 2017 until November 2022. Mr. Scholla is responsible for our end-to-end supply chain operations, as well as customer service and support. Mr. Scholla led our entry into the oilfield logistics market in 2019 and oversees our strategic logistics growth initiatives. Prior to joining us in 2017, Mr. Scholla worked at Hexion Inc. and DuPont de Nemours, Inc. (NYSE: DD) in a number of business strategy, supply chain, procurement and operations roles. Mr. Scholla has over a decade of proppant experience and almost 20 years of global supply chain experience. He holds a bachelor’s degree in Supply Chain & Information Systems from The Pennsylvania State University and a Master of Business Administration with concentrations in operations and finance from the College of William & Mary. He also currently serves on the Board of Directors of the Permian Road Safety Coalition.
Dathan C. Voelter—General Counsel and Secretary. Dathan C. Voelter currently serves as our General Counsel and Secretary and served previously as our Deputy General Counsel and Secretary from April 2019 until his promotion to his current role in December 2021. Prior to joining us, Mr. Voelter served as Managing Counsel and Assistant Secretary of Andeavor and its midstream subsidiary, Andeavor Logistics LP, from September 2017 until February 2019, shortly after they were acquired by Marathon Petroleum Corp. (NYSE: MPC). Mr. Voelter also served as Associate General Counsel and Chief Compliance Officer of Itron, Inc. (NASD: ITRI) from 2016 to 2017 and held various executive leadership roles at Freescale Semiconductor Ltd. (NYSE: FSL) including Vice President and Chief Securities, Ethics and Compliance Counsel from 2005 until 2016, shortly after Freescale was acquired by NXP Semiconductors N.V. (NASDAQ: NXPI). Previously, Mr. Voelter was an attorney with Vinson & Elkins L.L.P. and he started his professional career as a public accountant with Coopers & Lybrand, L.L.P. Mr. Voelter received a Bachelor of Business Administration in International Business from the University of Texas at Austin and a Doctor of Jurisprudence summa cum laude from Baylor University School of Law.
Gayle Burleson—Director. Gayle Burleson has served as a member of our Board since March 2023 and currently serves on our Audit Committee and as chair of our Compensation Committee. Ms. Burleson served as a director of Brigham Minerals from January 2022 until its merger with Sitio Royalties in December 2022, where she currently serves on the board of directors. Ms. Burleson has served as a director for Select Water Solutions, Inc. since 2021, and previously served as a director for privately held Chisholm Energy Holdings, LLC from May 2021 until its acquisition by Earthstone Energy, Inc. (NYSE: ESTE) in February 2022. Ms. Burleson was most recently with Concho Resources Inc. (NYSE: CXO) (“Concho”) as the Senior Vice President of Business Development and Land and held that position from May 2017 until Concho’s acquisition by ConocoPhillips in January 2021. She was employed for 15 years at Concho in various roles and capacities with ever-increasing leadership responsibilities. Prior to joining Concho, Ms. Burleson served in a number of engineering and operations positions with BTA Oil Producers, LLC, Mobil Oil Corporation, Parker & Parsley Petroleum Company and Exxon Corporation. Ms. Burleson received her B.S. in Chemical Engineering from Texas Tech University. Ms. Burleson was appointed to our Board in March 2023 in connection with our initial public offering (our “IPO”) in light of her knowledge of the energy industry.
Stacy Hock—Director. Stacy Hock has served as a member of our Board since March 2023 and currently serves on our Nominating & Corporate Governance Committee. Since 2008, Ms. Hock has been a private investor and philanthropist. Ms. Hock served on the board of directors of Brigham Minerals from January 2022 until its merger with Sitio Royalties in December 2022. Since 2015, Ms. Hock has served on the boards of Aminex Therapeutics, a privately held clinical stage drug development company, and the Texas Public Policy Foundation. She has also served for the last ten years on the board of the African Dream Initiative. Since 2016, she has served on multiple boards associated with the University of Texas, including the Blanton Museum of Art National Leadership Board and The University of Texas at Austin McCombs MBA Advisory Board. In 2021, Ms. Hock joined the University of Austin Board of Advisors. In July 2023, Governor Abbott appointed Ms. Hock to serve on the Texas Higher Education Coordinating Board. Ms. Hock previously held senior management positions in the software industry, including IBM’s WebSphere Software Services business. Ms. Hock received her B.S. in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and her M.B.A from the University of Texas at Austin. Ms. Hock was appointed to our Board in March 2023 in connection with our IPO due to her finance and investment experience as a private investor.
John Michael “Mike” Howard—Director. Mike Howard has served as a member of our Board since February 2024 and currently serves on our Nominating & Corporate Governance Committee. Mr. Howard has served as Chairman and Chief Executive Officer of Howard Midstream Energy Partners, LLC (“HEP”), a diverse, multibillion-dollar energy company operating critical energy infrastructure in four states and Mexico, since its founding in 2011. Prior to co-founding HEP in 2011, Mr. Howard was President of Midstream at Energy Transfer Partners (NYSE: ETP and ETE), a Fortune 100 energy company, where his responsibilities encompassed all aspects of the midstream, transportation and storage segments including business development, engineering, operations, contract administration, and compliance for both the regulated and non-regulated businesses. In addition to chairing the HEP Board of Directors, Mike serves on the Board of Directors of Jonah Energy LLC and the Boards of Trustees for the Texas A&M University, Kingsville Foundation, the United Way of Bexar County, and the Witte Museum. Mike received his Bachelor of Science in chemical engineering from Texas A&M University, Kingsville. Mr. Howard was appointed to our Board in February 2024 due to his valuable managerial and financial experience and thorough knowledge of the energy industry.
A. Lance Langford—Director. Please see Mr. Langford’s biography and related information set forth under the section titled “Director Nominees.”
Mark P. Mills—Director. Please see Mr. Mills’s biography and related information set forth under the section titled “Director Nominees.”
Douglas G. Rogers—Director. Please see Mr. Rogers’s biography and related information set forth under the section titled “Director Nominees.”
Robb L. Voyles—Director. Robb L. Voyles has served as a member of our Board since March 2023 and currently serves as chair of our Audit Committee. Mr. Voyles has served as a Mediator, Arbitrator and Referee/Special Master with JAMS, the largest private provider of alternative dispute resolution services worldwide since 2021. Mr. Voyles previously served as Executive Vice President, Secretary and Chief Legal Officer at Halliburton from 2014 through 2021, where he led the company’s litigation, commercial law, mergers and acquisitions, intellectual property, labor and employment and ethics and compliance departments. He was also responsible for Halliburton’s corporate governance, directed its enterprise risk management program and guided the company’s sustainability and ESG design, practices and reporting. Mr. Voyles also served as Halliburton’s interim Chief Financial Officer in 2017. Prior to his tenure at Halliburton, Mr. Voyles spent 26 years with Baker Botts L.L.P., where he was a senior partner and the global chair of the litigation department. Mr. Voyles earned a Juris Doctor degree from the University of Michigan Law School and a Bachelor of Business Administration in accounting from the University of Dayton. Mr. Voyles was appointed to our Board in March 2023 in connection with our IPO in light of his experiences in the oil field services industry and with corporate governance and legal matters.

CORPORATE GOVERNANCE
This section describes key corporate governance guidelines and practices that the Board has adopted in accordance with the corporate governance rules of the New York Stock Exchange (“NYSE”), as applicable, which serve as a flexible framework within which the Board and its committees operate. Complete copies of our Corporate Governance Guidelines (the “Corporate Governance Guidelines”), the charters of the Board committees, and our Corporate Code of Business Conduct and Ethics (the “Code”), described below, are available under “Governance Documents” on the Governance page of the Investors section of our website at https://ir.atlas.energy/corporate-governance. Alternatively, you can request a copy of any of these documents free of charge by writing to us via post at: Atlas Energy Solutions Inc., Attn.: Investor Relations, 5918 W Courtyard Drive, Suite 500, Austin, Texas 78730, or by calling (512) 220-1200. Information on or accessible through our website is not incorporated by reference in this proxy statement.
Composition of the Board of Directors
The Board currently consists of nine members.
The A&R Stockholders’ Agreement (as defined below under the section titled “Certain Relationships and Related Party Transactions—Stockholders’ Agreement”) provides Mr. Brigham or his affiliates with the right to designate certain numbers of nominees to the Board so long as our Principal Stockholders (as defined below) and their affiliates collectively beneficially own specified percentages of the outstanding shares of Common Stock. Additionally, the A&R Stockholders’ Agreement provides that these Principal Stockholders agree to cause their respective shares of Common Stock to be voted in favor of the election of each of the director nominees designated by Mr. Brigham or his affiliates. Based on the beneficial ownership of the Principal Stockholders as of the Record Date, Mr. Brigham has the right to designate up to four directors to serve on our Board.
In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.
Our directors are divided into three classes serving staggered three-year terms. Our Class II directors, assuming they are reelected at the Annual Meeting, will serve until our annual meeting of stockholders in 2028. Our Class I and Class III directors will serve until the annual meetings of stockholders in 2027 and 2026, respectively. Messrs. Brigham, Howard and Turner are assigned to Class I, Messrs. Rogers, Mills and Langford are assigned to Class II and Mses. Burleson and Hock and Mr. Voyles are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board.
Director Independence
We adhere to the rules of the NYSE in determining a director’s independence. The Board consults with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards define an “independent director” as a person that, in the opinion of the issuer’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board has determined that Messrs. Howard, Langford, Mills and Voyles and Mses. Burleson and Hock are independent within the meaning of NYSE listing standards currently in effect and within the meaning of applicable securities laws. Our independent directors will have at least one executive session per year at which only independent directors are present.
In connection with its assessment of the independence of each non-management director, the Board also determined that:
•
Each of Messrs. Voyles and Mills and Ms. Burleson is independent as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the standards set forth by the NYSE applicable to members of the Audit Committee; and

•	Each of Messrs. Langford and Mills and Mses. Burleson and Hock is independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Board Leadership Structure and Role in Risk Oversight
The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer and/or to appoint an Independent Lead Director in any manner that it determines to be in the best interest of the Company and its stockholders at any point in time. The Board reviews its leadership structure periodically as part of its annual self-assessment process and monitors developments in corporate governance.
During 2023, the Board combined the roles of Chairman of the Board and Chief Executive Officer, which were both held by Mr. Brigham. In March 2024, the Board appointed John Turner, the Company’s President and Chief Financial Officer at the time, to the role of Chief Executive Officer. Mr. Brigham continues to serve as our Executive Chairman. The Board believes that Mr. Brigham is best situated to serve as Executive Chairman, as he is the director most familiar with the Company’s business and industry and is most capable of effectively identifying strategic priorities and leading the consideration and execution of the Company’s strategy. The Board believes that the current Board committee structure provides effective independent oversight of management and streamlines accountability and direction for Company performance because the Board’s independent directors bring experience, oversight, and expertise from outside of the Company while Mr. Brigham, Mr. Turner and Mr. Rogers bring Company-specific experience, expertise, and leadership.
The Board oversees the risk management activities designed and implemented by our management. The Board does not anticipate having a standing risk management committee, but rather executes its oversight responsibility both directly and through its existing committees. The Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, are primarily responsible for managing the risks associated with the operation and business of the Company and provide appropriate updates to the Board and the Audit Committee. The Board delegates to the Audit Committee oversight of its risk management process, and our other Board committees also consider risks as they perform their respective committee responsibilities. All Board committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Meetings of the Board of Directors
The Board oversees the Company’s business. It establishes overall policies and standards and reviews the performance of management. During 2024, the Board held four regular meetings and seven special meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served in each case held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not have a policy regarding director attendance.
The outside directors meet from time to time in executive session without management present. Our Corporate Governance Guidelines provide that if the non-management directors include directors who are not independent under the listing requirements of the NYSE, then at least once a year, there should be an executive session including only independent directors. Any director chosen by the Board (based on the recommendation of the Nominating & Corporate Governance Committee) to preside at these meetings will have the authority to call meetings of the independent directors and will be responsible for preparing an agenda for the meetings of the independent directors in executive session.
2024 Annual Meeting of Stockholders
The Company does not have a formal policy regarding director attendance at our annual meetings of stockholders. Our Executive Chairman, or 12% of our then-serving directors, attended the 2024 Annual Meeting of Stockholders.
Committees of the Board of Directors
The committees of the Board include an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee and other committees formed by the Board from time to time for special purposes as designated by the Board.
Audit Committee
Rules implemented by the NYSE and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the one-year period following the completion of the IPO. The Audit Committee consists of Messrs. Voyles and Mills and Ms. Burleson, who are all independent under the rules of the SEC and listing standards of the NYSE. Mr. Voyles serves as chairman of the Audit Committee. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her expertise, possesses the attributes outlined in such rules. Mr. Voyles satisfies the definition of “audit committee financial expert.”
The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including the selection of the Company’s independent accountants, the scope of its annual audits, fees to be paid to the independent accountants, the performance of its independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We maintain an Audit Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards, including:
•	pre-approval, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm;
•	review and oversight of the process of preparing the financial statements and performing the annual audit;
•	review and approval of the financial statements and recommendation to include the financial statements in the annual report to stockholders;
•	oversight of the internal audit director and the activities and structure of the internal audit function;
•
review with management and the independent qualified reserve evaluator or auditor of the estimates of the Company’s mineral reserves and any audit of such estimates, and approval of the filing of reserve data and the report of the independent qualified reserve evaluator or auditor;

•	review of all Company earnings press releases and any financial information and earnings guidance to be provided to analysts and rating agencies;
•	approval or ratification of any related party transactions pursuant to the Company’s Related Persons Transactions Policy; and
•	review and oversight of the adequacy and effectiveness of the Company’s disclosure controls and procedures.
During 2024, the Audit Committee met ten times.
Compensation Committee
The members of the Compensation Committee are Messrs. Langford and Mills and Mses. Burleson and Hock. Ms. Burleson serves as chair of the Compensation Committee.
The Board has determined that each of Messrs. Langford and Mills and Mses. Burleson and Hock are independent. We maintain a Compensation Committee Charter, which details the principal functions of the Compensation Committee, including:
•
review and approval on an annual basis of the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	review and approval of the compensation of all of the other Section 16 executive officers;
•	review of the executive compensation policies and plans;
•	implementation and administration of the incentive compensation equity-based remuneration plans;
•	assisting management in its compliance with the proxy statement and annual report disclosure requirements;
•	approval of all special perquisites, special cash payments and other special compensation and benefit arrangements for the executive officers and employees;

•	preparation of a report on executive compensation to be included in the annual proxy statement; and
•	review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.
The Compensation Committee Charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee must consider the independence of each such adviser, including the factors required by NYSE and the SEC.
During 2024, the Compensation Committee met five times.
Nominating & Corporate Governance Committee
The members of the Nominating & Corporate Governance Committee (the “Nominating & Corporate Governance Committee”) are Messrs. Howard and Langford and Ms. Hock. Mr. Langford serves as chairman of the Nominating & Corporate Governance Committee. The Board has determined that each of Messrs. Howard and Langford and Ms. Hock are independent.
The Nominating & Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating & Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others. We maintain a Nominating & Corporate Governance Committee Charter, which details the principal functions of the Nominating & Corporate Governance Committee, including:
•
identification of individuals qualified to become members of the Board, consistent with the criteria that the Board has approved, and recommendation to the Board of persons to be nominated by the Board for election as directors at the annual meeting of stockholders or to be appointed by the Board to fill any vacancies on the Board;

•	periodic review of the criteria for the nomination of director candidates and approval of changes to the criteria as appropriate;
•	annual review of any relationships between the Company and each director for consideration by the Board in its determinations regarding director independence;
•	annual review of the Board and committee structure, including any need for changes in the number or composition of the Board or its committee structure;
•	review and periodic reassessment of the adequacy of the Corporate Governance Guidelines and recommendation of any proposed changes to the Board for approval;
•	review of management’s monitoring of the Company’s compliance programs and our Code, including a report of violations and waivers of the Code; and
•	annual preparation and administration of Board and committee evaluations to assess the performance of the Board, the Board’s committees and management.
During 2024, the Nominating & Corporate Governance Committee met five times.
Guidelines for Selecting Director Nominees
Although the Nominating & Corporate Governance Committee does not maintain a formal list of qualifications, the guidelines for selecting nominees generally provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and an intense dedication to serving the interests of the stockholders.

The Nominating & Corporate Governance Committee considers a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating & Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific needs of the Board that arise from time to time and also considers the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating & Corporate Governance Committee does not consider diversity of the Board when identifying and evaluating director nominees. The Nominating & Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.
Stockholders Recommendations to the Board of Directors
Stockholders who wish to recommend individuals to the Nominating & Corporate Governance Committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials as required by the Amended and Restated Bylaws of the Company (the “Bylaws”), to the Corporate Secretary at Atlas Energy Solutions Inc., 5918 W Courtyard Drive, Suite 500, Austin, Texas 78730. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating & Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholder Communications with the Board of Directors
The Board has a process for stockholders and others to send communications to the Board or any director, including the Chair of our Audit Committee. All such communications should be sent by email to board@atlas.energy, if to the Board or any particular director, or auditcommittee@atlas.energy if to the Chair of our Audit Committee, or by mail addressed to the Board or any particular director at c/o Corporate Secretary, Atlas Energy Solutions Inc., 5918 W Courtyard Drive, Suite 500, Austin, Texas 78730. All appropriate communications received by the Company’s Corporate Secretary will be sent to the Board or the director, as applicable.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board or compensation committee of a company that has an executive officer that serves on the Board or Compensation Committee. No member of the Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.
Corporate Code of Business Conduct and Ethics
The Board has adopted our Code, which is applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. The Code provides a broad set of legal and ethical principles intended to guide our employees in the performance of their duties and covers topics such as conflicts of interest, record keeping, gifts and gratuities, use of Company resources, business and trade practices, compliance with insider trading laws, health, safety and environmental policies, discrimination and harassment, confidentiality and political activity. We periodically review and, as necessary, revise the Code in accordance with good corporate governance practices. All directors, officers and employees are expected to act ethically and in compliance with Company policies and the Code. Any waiver of this code may be made only by the Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. The Code is available on our Investor Relations website at ir.atlas.energy under the heading “Governance Documents” under the “Governance” tab.

Corporate Governance Guidelines
The Board is committed to sound principles of corporate governance and has established Corporate Governance Guidelines that it believes are consistent with our core values and that assist the Board in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our Company’s governance and the Board’s activities, covering such matters as director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual performance evaluations of the Board and its committees, and other corporate governance practices and principles. Our Board is required to periodically, and at least annually, review and, as appropriate, revise the Corporate Governance Guidelines to ensure that they reflect the Board’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our Investor Relations website at ir.atlas.energy under the heading “Governance Documents” under the “Governance” tab.
Policy on Trading, Pledging and Hedging of Company Stock
We maintain an insider trading policy that, among other things, prohibits officers, including our named executive officers, directors and employees from engaging in “hedging” transactions with respect to our securities. This includes short sales, hedging of share ownership positions, transactions in straddles, collars or other similar risk reduction or hedging devices, and transactions involving derivative securities relating to our common stock. In addition, our insider trading policy also prohibits them from pledging Company securities as collateral for a loan that exceeds 15% of the market value of the pledged Company securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of our directors, director nominees or one of our executive officers;
•	any person who is known by us to be the beneficial owner of more than 5.0% of our Common Stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Common Stock and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5.0% of our Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

We have adopted a written related party transactions policy (the “RPT Policy”) pursuant to which the Audit Committee of the Board will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
For all Related Party Transactions during 2024 that were required to be reported in “Certain Relationships and Related Party Transactions,” the procedures described above were followed. Since January 1, 2024, the Company has been a party to or participated in the following Related Party Transactions:
Anthem Ventures, LLC
Anthem Ventures provides us with transportation services. Anthem Ventures is owned and controlled by our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2024, we made payments equal to approximately $0.2 million to Anthem Ventures for these services. As of December 31, 2024, we had $0.1 million outstanding accounts payable with Anthem Ventures.
Brigham Land Management LLC
Brigham Land Management LLC (“Brigham Land”) provides us with landman services for certain of our projects and initiatives. The services are provided on a per hour basis at market prices. Brigham Land is owned and controlled by Vince Brigham, an advisor to the Company and the brother of our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2024, we made payments equal to approximately $0.7 million to Brigham Land for these services. As of December 31, 2024, we had less than $0.1 million outstanding accounts payable to Brigham Land.
Earth Resources, LLC
Earth Resources, LLC (“Earth Resources”), formerly known as Brigham Earth, LLC, provides us with professional and consulting services as well as access to certain information and software systems. Earth Resources is owned and controlled by our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2024, we made payments equal to approximately $0.5 million to Earth Resources for these services. As of December 31, 2024, we had less than $0.01 million outstanding accounts payable to Earth Resources.

In a Good Mood, LLC
In a Good Mood, LLC (“In a Good Mood”) provides the Company with access, at cost, to reserved space in the Moody Center in Austin, Texas for concerts, sporting events and other opportunities as a benefit to our employees and for business entertainment. In a Good Mood is owned and controlled by our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2024, we made payments equal to approximately $0.3 million to In a Good Mood for this access. As of December 31, 2024, we did not have an outstanding accounts payable balance to In a Good Mood.
The Sealy & Smith Foundation
Atlas LLC entered into a royalty agreement associated with its leased property located in Kermit, Texas and a mining agreement associated with its leased property located in Monahans, Texas, in each case, with The Sealy & Smith Foundation (“Sealy & Smith”), which is a greater than 10% owner of our Common Stock, and of which Douglas M. Rogers, a member of our Board, is the Executive Director, Secretary/Treasurer and a member of the board of directors.
The royalty agreement associated with the Kermit facility terminated on the date of our IPO pursuant to the terms of the agreement. Under the mining agreement associated with the Monahans facility, we are committed to pay royalties on product sold from that facility and are required to pay a minimum royalty of $1.0 million for any lease year following our IPO. Royalty expense associated with these agreements is recorded as the product is sold and is included in cost of sales. For the year ended December 31, 2024, the royalty expense associated with these agreements was approximately $5.0 million and totaled approximately 0.7% of cost of sales.
Registration Rights Agreement
In connection with the closing of the IPO, the Company’s public company predecessor, AESI Holdings Inc. (f/k/a Atlas Energy Solutions Inc.) (“Old Atlas”) entered into a registration rights agreement with certain holders who previously held membership interests in Atlas LLC (the “Legacy Owners”), including Ben M. “Bud” Brigham and Gregory Shepard (the “Original Registration Rights Agreement”), covering, in the aggregate, approximately 38.4% of the Class A and Class B common stock of Old Atlas on a combined basis. Pursuant to the Original Registration Rights Agreement, Old Atlas agreed to register under the U.S. federal securities laws the offer and resale of shares of Old Atlas Class A common stock by such Legacy Owners or certain of their respective affiliates or permitted transferees under the Original Registration Rights Agreement.
On October 2, 2023, in connection with its reorganization under a new public company (the “Up-C Simplification”), the Company entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with Old Atlas and certain stockholders identified on the signature pages thereto, including Ben M. “Bud” Brigham. The A&R Registration Rights Agreement was entered into in order to, among other things, provide for the assumption of Old Atlas’s obligations thereunder by the Company. The A&R Registration Rights Agreement is substantially similar to the Original Registration Rights Agreement but contains certain administrative and clarifying changes to reflect the transition from a dual class capital structure to a single class of common stock as part of the Up-C Simplification. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. These registration rights will be subject to certain conditions and limitations.
Stockholders’ Agreement
In connection with the closing of the IPO, Old Atlas entered into a stockholders’ agreement (the “Original Stockholders’ Agreement”) with certain of our Legacy Owners, including Ben M. “Bud” Brigham, John Turner, Chris Scholla, Dathan C. Voelter, A. Lance Langford and his spouse, Brenda L. Langford, and Stacy Hock and her spouse, Joel Hock (the “Principal Stockholders”). Among other things, the Original Stockholders’ Agreement provides our Executive Chairman, Ben M. “Bud” Brigham, the right to designate a certain number of nominees for election or appointment to our Board as described below according to the percentage of common stock held by such Principal Stockholders.

Pursuant to the Original Stockholders’ Agreement, Old Atlas was required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election or appointment of the nominees designated by Mr. Brigham or his affiliates, and each of the Principal Stockholders agreed to cause its respective shares of Old Atlas common stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. Mr. Brigham or his affiliates will be entitled to designate the replacement for any of his respective board designees whose board service terminates prior to the end of such director’s term.
The Original Stockholders’ Agreement provides Mr. Brigham the right to designate nominees for election to the Company’s board of directors as follows:
•
so long as the Principal Stockholders collectively beneficially own greater than 50% of the common stock, Mr. Brigham or his affiliates will have the right to determine the size of the Board and designate all members of the Board, including the right to designate all individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company;

•
so long as the Principal Stockholders collectively beneficially own at least 35% but not greater than 50% of the common stock, Mr. Brigham or his affiliates will have the right to designate four members of the Board, including the right to designate four individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company;

•
so long as the Principal Stockholders collectively beneficially own at least 25% but not greater than 35% of the common stock, Mr. Brigham or his affiliates will have the right to designate three members of the Board, including the right to designate three individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company;

•
so long as the Principal Stockholders collectively beneficially own at least 10% but not greater than 25% of the common stock, Mr. Brigham or his affiliates will have the right to designate two members of the Board, including the right to designate two individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company; and

•
so long as the Principal Stockholders collectively beneficially own at least 5% but not greater than 10% of the common stock, Mr. Brigham or his affiliates will have the right to designate one member of the Board, including the right to designate one individual to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company.

In addition, the Original Stockholders’ Agreement provides that for so long as Mr. Brigham or any of his affiliates is entitled to designate any members of our Board, we will be required to take all necessary actions to cause each of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee of our Board to include in its membership at least one director designated by Mr. Brigham or his affiliates, except to the extent that such membership would violate applicable securities laws or stock exchange rules.
Furthermore, so long as the Principal Stockholders collectively beneficially own at least a majority of the outstanding shares of our common stock, we have agreed not to take, and will cause our subsidiaries not to take, the following actions (or enter into an agreement to take such actions) without the prior consent of Mr. Brigham or his affiliates, subject to certain exceptions:
•	adopting or proposing any amendment, modification or restatement of or supplement to our certificate of incorporation or bylaws;
•	increasing or decreasing the size of our Board; or
•	issuing any equity securities that will rank senior to our common stock as to voting rights, dividend rights or distribution rights upon liquidation, winding up or dissolution of the Company.
On October 2, 2023, the Company entered into an amended and restated stockholders’ agreement (the “A&R Stockholders’ Agreement”) with Old Atlas and certain of the Principal Stockholders. The A&R Stockholders’ Agreement was entered into in order to, among other things, provide for the assumption of Old Atlas’s obligations thereunder by the Company. The A&R Stockholders’ Agreement is substantially similar to the Original Stockholders’ Agreement but contains certain administrative and clarifying changes to reflect the transition from a dual class capital structure to a single class of common stock as part of the Up-C Simplification.

DIRECTOR COMPENSATION
Our directors play a critical role in guiding the Company’s strategic direction and in overseeing the Company’s management. The many responsibilities and risks and the substantial time commitment of being a director require the Company to provide adequate compensation commensurate with the directors’ workload and opportunity costs. During 2024, directors who were not employees of the Company received annual cash retainers and a restricted stock unit award as set forth below in respect of their service on the Board during 2024. In addition, certain directors opted to receive additional restricted stock unit awards in lieu of the annual cash retainer to which they were entitled. Directors who are employees of the Company do not receive any additional compensation for their service on the Board.
Cash Compensation. The following table is a summary of the annual cash retainers that were approved in February 2024 for the non-employee directors to be paid in arrears in quarterly installments. In 2024, non-employee directors received a pro-rated retainer fee based on their roles on the Board and the time period from when they were appointed. Those amounts are disclosed below. We also reimburse directors for fees or expenses incurred in connection with attending meetings. In addition, each of Ms. Burleson, Messrs. Langford and Voyles received an additional $5,000 in cash for service on a Special Acquisition Committee designated by the Board for the limited purpose of the Hi-Crush, Inc. acquisition transaction.

Compensation Component	Annual Amount ($)
Non-Employee Director	75,000
Committee Chair
Audit Committee	30,000
Compensation Committee	20,000
Nominating & Corporate Governance Committee	20,000

Equity Compensation. Our non-employee director compensation program is intended to include a meaningful element of equity-based compensation awards from the Long Term Incentive Plan (“LTIP”) to align the interests of our directors and our stockholders. Non-employee directors receive an annual award from our LTIP in the form of restricted stock units with a target value equal to $145,000.
2024 Director Compensation Table
The following table sets forth information for the year ended December 31, 2024, regarding the compensation awarded to, earned by or paid to the non-employee directors who served on the Board during 2024. Messrs. Brigham and Turner, the Executive Chairman and President and CEO of the Company, respectively, do not receive additional compensation for their service as directors, and therefore, are not included in the Director Compensation table below. All compensation paid to Messrs. Brigham and Turner is reported in the “Summary Compensation Table” under the section titled “Executive Compensation.”
Director Compensation in 2024

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Gayle Burleson	100,000	145,000	245,000
Stacy Hock	75,000	145,000	220,000
John Michael Howard	75,000(3)	145,000	220,000
A. Lance Langford	100,000(3)	145,000	245,000
Mark P. Mills	75,000(3)	145,000	220,000
Douglas Rogers	75,000	145,000	220,000
Gregory M. Shepard	26,875	—	26,875
Robb L. Voyles	110,000	145,000	255,000

(1)
The amounts in this column reflect the aggregate grant date fair value of stock awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and as reported in Note 12 to the audited financial statements contained in our Annual

Report on Form 10-K for the year ended December 31, 2024, but assuming no forfeitures. For each Director the amount reflected in the Stock Awards column represents restricted stock units (“RSUs”). RSU recipients accrue dividend rights on un-vested RSU awards, which will be remitted to the recipient to the extent that the RSUs vest. Mr. Shepard did not receive an RSU award in 2024 because his term expired at the 2024 annual meeting of stockholders and he was not reelected to the Board at that time.
(2)
For each of Mses. Burleson and Hock and Messrs. Rogers and Voyles, there were 6,866 RSUs outstanding as of December 31, 2024. For each of Messrs. Mills and Howard, there were 10,417 RSUs outstanding as of December 31, 2024. Mr. Langford had 11,364 RSUs outstanding as of December 31, 2024. Mr. Shepard’s RSUs vested immediately upon his departure from the Board.

(3)	For each of Messrs. Howard and Mills, $75,000 of their cash retainer was received in the form of an RSU grant. For Mr. Langford, $95,000 of his cash retainer was received in the form of an RSU grant.

COMPENSATION DISCUSSION AND ANALYSIS
In this discussion and analysis, we describe our compensation philosophy and program for our named executive officers (“named executive officers” or “NEOs”) whose compensation is set forth in the Summary Compensation Table and other compensation tables included in this proxy statement. For the year ended December 31, 2024, our named executive officers (and their titles as of December 31, 2024) are set forth below:
•	Ben M. “Bud” Brigham, our Executive Chairman (former Chief Executive Officer)
•	John Turner, our President and Chief Executive Officer (former Chief Financial Officer)
•	Blake McCarthy, our Chief Financial Officer, appointed May 13, 2024
•	Chris Scholla, our Chief Operating Officer, appointed August 1, 2024 (former Chief Supply Chain Officer)
•	Dathan C. Voelter, our General Counsel, Secretary and Chief Compliance Officer
Leadership Transitions
Effective March 6, 2024, Mr. Brigham stepped down as Chief Executive Officer of the Company, but remained in the role of Executive Chairman. The Board promoted Mr. Turner, the Company’s President and Chief Financial Officer, to become the Company’s President and Chief Executive Officer, effective as of March 6, 2024. Mr. Turner continued to serve in the role of Chief Financial Officer until Mr. McCarthy was appointed Chief Financial Officer on May 13, 2024.
Effective August 1, 2024, the Board promoted Mr. Scholla, the Company’s Chief Supply Chain Officer, to the role of Chief Operating Officer. In February 2025, Mr. Scholla was promoted again to Executive Vice President and President of Sand and Logistics.
The details of our NEOs pay packages are described in our Executive Compensation Program disclosure below.
Executive Summary
2024 Performance and Compensation Decisions
In 2024, we solidified our position as a leading proppant and proppant logistics provider in the Permian Basin with our acquisition of Hi-Crush Inc. Additionally, in December 2024, we completed construction of the Dune Express, which we expect will transform proppant logistics in the Permian Basin by taking significant truck traffic off of public roads.
During 2024, we also achieved the following, as we deliver on our strategy of creating long-term shareholder value:
•	Increased our dividend in the 2nd, 3rd, and 4th quarters
•	Authorized a $200 million share buyback program
•	Delivered total shareholder return for 2024 of 34.6%, outperforming the OSX index
Our Compensation Committee made the following decisions in 2024 to recognize our strong performance and align executive pay outcomes with the experience of our shareholders.
•
Awarded long-term incentive (“LTI”) grants to NEOs, delivered as 100% performance-based share units for our Executive Chairman and 50% performance-based share units and 50% time-based restricted stock units for our other NEOs

•	Continued to link performance-based LTI awards to our absolute and relative share price performance, in addition to our delivery of long-term return on capital employed (“ROCE”)
•	Approved NEO annual short-term incentive (“STI”) payouts for 2024 performance equal to 73.3% of target

2024 Compensation Program Structure
Our executive compensation program is designed to achieve the following objectives:

ATTRACT AND RETAIN TALENT	We target a competitive compensation opportunity to attract, motivate and retain executive talent needed to deliver Atlas’s business objectives.
PAY FOR PERFORMANCE	Our incentive compensation plans are designed to align executive pay outcomes with Company and individual performance.
ALIGN EXECUTIVES’ INTERESTS WITH THOSE OF OUR SHAREHOLDERS	Executive compensation is heavily weighted to stock-based incentives to align compensation with the experience and interests of our shareholders.

Our Compensation Committee is focused on designing a program that aligns with current governance trends. Certain best practice features of our compensation program are described below.

What We Do		What We Don’t Do
✔	Award majority of NEO compensation as long-term compensation or performance-based, at-risk compensation	✘	No employment agreements
✔	Cap maximum payout opportunities for short- and long-term incentive compensation at 200%	✘	No excessive perquisites
✔	Maintain a clawback policy in the event of a financial restatement	✘	No excise tax gross-ups upon a change of control
✔	Engage an independent, external compensation consultant	✘	No hedging of Company stock permitted

Our compensation program is designed to align our executives’ realizable compensation with long-term company performance, with a significant weighting toward long-term incentives tied to the stock price returns our shareholders’ experience. The following charts illustrate that the largest component of target compensation for our President and Chief Executive Officer and our Executive Chairman is long-term equity compensation, which is directly influenced by our stock price performance, aligning the interests of our executives with those of our shareholders.
TARGET COMPENSATION AS OF DECEMBER 31, 2024
(consisting of base salary, short-term incentives and long-term incentives)

Components of Compensation
Key components of executive target compensation are described below.

Compensation	Component	Period	Description
FIXED	Base Salary	Annual	✔	Competitive level of fixed compensation based on executive role, experience, and performance
AT-RISK	Short-term Incentive	Annual	✔	Cash-based bonus plan designed to incentivize achievement of critical near-term Company financial, operational, strategic and individual goals
	Long-term Restricted Stock Units (“RSUs”)	Three-year ratable vest	✔	50% of target LTI for NEOs other than Executive Chairman
			✔	Incentivizes long-term executive retention
			✔	Creates meaningful ownership of Atlas stock
			✔	Realizable value based on Atlas’s share price
	Long-term Performance Share Units (“PSUs”)	Three-year cliff vest, subject to performance conditions	✔	50% of target LTI for NEOs other than Executive Chairman
			✔	100% of target LTI for Executive Chairman
			✔	Incentivizes long-term shareholder value creation
			✔	Realizable value based on Atlas’s absolute and relative shareholder return and ROCE performance

2024 Target Compensation for Named Executive Officers
The following table presents the total compensation opportunities for our named executive officers for 2024. In 2024, the Committee took the following compensation actions to reflect executive transitions during the year:
•
Executive Chairman: In March 2024, in connection with Mr. Brigham stepping down from the role of Chief Executive Officer and assuming the role of Executive Chairman, Mr. Brigham’s compensation was adjusted. Mr. Brigham’s base salary was reduced from $550,000 to $450,000, and the target long-term incentive opportunity he could receive in the 2024 year was reduced from $5,000,000 to $4,050,000. As Executive Chairman, Mr. Brigham’s target compensation consists only of a base salary and long-term incentive opportunity; he does not participate in the short-term incentive plan.

•
Chief Executive Officer: In connection with his appointment to Chief Executive Officer, Mr. Turner’s base salary was increased from $550,000 to $800,000. His short-term incentive target was increased from 100% to 110%, and his target long-term incentive opportunity was increased from $1,650,000 to $3,320,000.

•
Chief Financial Officer: Upon hiring Mr. McCarthy as Chief Financial Officer, in addition to the target compensation opportunity presented in the table below, Mr. McCarthy received a one-time inducement award of restricted stock units valued at $650,000, which will vest in three equal installments beginning on the first anniversary of the grant date.

•
Chief Operating Officer: In connection with his promotion to Chief Operating Officer, Mr. Scholla’s base salary was increased from $420,000 to $450,000. His short-term incentive target was increased from 75% to 100%, and his target long-term incentive opportunity was increased from $1,050,000 to $1,400,000. In addition, Mr. Scholla received a one-time incentive award of 50% RSUs and 50% PSUs valued at $350,000 in the aggregate. The RSUSs vest in three equal installments beginning on the first anniversary of the grant date and the PSUs vest entirely on the third anniversary of the date of grant subject to performance conditions and continued employment.

	Base Salary (As of 12/31/24)	Short-term Incentive Target (% of Salary)	Short-term Incentive Target	Long-term Incentive Target	2024 Total Target Direct Compensation
John Turner	$800,000	110%	$880,000	$3,320,000	$5,000,000
Ben Brigham	$450,000	—	—	$4,050,000	$4,500,000
Blake McCarthy	$450,000	100%	$450,000	$1,400,000	$2,300,000
Chris Scholla	$450,000	100%	$450,000	$1,400,000	$2,300,000
Dathan Voelter	$420,000	75%	$315,000	$1,050,000	$1,785,000

Base Salary
The base salaries of our NEOs as of December 31, 2024, are presented in the table above. The Compensation Committee considers each NEO’s specific role, experience and individual performance when determining base salaries.
Short-term Incentive Plan
Our NEOs are eligible to receive annual bonuses under our Short-term Incentive (“STI”) Plan. Our Executive Chairman does not participate in the STI Plan.
Our 2024 STI Plan is based on specific weighted performance metrics. The Compensation Committee’s assessment of achievement relative to those metrics and their qualitative assessment of overall Company and individual performance drives funding of the STI Plan. STI payouts for NEOs are capped at 150% of target for 2024.
Our Compensation Committee establishes STI performance metrics that it believes are critical to delivering our near-term goals and long-term strategy of shareholder value creation. Adjusted free cash flow represents the heaviest weighted goal for 2024 at 50% of the total STI scorecard. Twenty percent of the scorecard for 2024 was tied to the on-time and on-budget delivery of the Dune Express, the Company’s overland conveyor infrastructure solution, which was completed and began commissioning in December 2024. The remaining 30% of the 2024 scorecard was allocated to discretionary evaluation where the Committee considers our continued progress against our long-term strategy.
The 2024 STI Plan metrics and resulting performance are described below:

Performance Goal	Goal Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Payout
Adjusted Free Cash Flow ($MM)(1)	50%	$270	$300	$345	$251.3	23.3%(2)
Dune Express Timing - On Time	10%	2/28/25	12/31/24	11/1/24	12/20/24	10%
Dune Express Construction - On Budget ($MM)	10%	$450	$400	$350	$396	10%
Discretionary Evaluation	30%		—		30%	30%
Total Weight	100%					73.3%

(1)
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative (gain) loss, other acquisition related costs, and other non-recurring costs.

(2)	The Compensation Committee approved a Payout for Adjusted Free Cash Flow interpolated based on the target metrics for a percentage below 50%.

2024 NEO STI Awards

	Base Salary (as of 12/31/24)	STI Target (% of Salary)	STI Target ($)	Performance Factor (as % of Target)	Actual STI Award Paid for 2024 Performance(1)
John Turner	$800,000	110%	$880,000	73.3%	$645,040
Blake McCarthy	$450,000	100%	$450,000	73.3%	$216,888
Chris Scholla	$450,000	100%	$450,000	73.3%	$329,850
Dathan C. Voelter	$420,000	75%	$315,000	73.3%	$230,895

(1)	Actual payment to Mr. McCarthy was prorated based on his date of hire.
Our Executive Chairman, Mr. Brigham, does not participate in the STI Plan.
Long-term Incentive Plan
In March 2023, our Board adopted the LTIP for employees, directors and consultants. Our LTIP is designed to align the interests of our participants with those of our shareholders and reward participants for financial performance and increases in the value of our Common Stock over a long-term period. The long-term incentive component of our executive compensation program represents a substantial majority of our NEOs’ compensation, linking a significant portion of NEOs’ compensation to our stock price performance, both on an absolute and relative basis.
In 2024, our NEOs’ long-term incentive awards consisted of two vehicles: performance share units (PSUs) and time-based restricted stock units (RSUs). The 2024 long-term incentive mix for our Executive Chairman was awarded as 100% PSUs. Our other NEOs, including our CEO, received 50% PSUs and 50% RSUs.
Performance Share Units - PSUs
Consistent with last year’s design, vesting of the 2024 PSUs is tied to our absolute and relative shareholder return and Return on Capital Employed (“ROCE”) performance. ROCE means (i) income from operations (defined as earnings before interest and tax with adjustment for extraordinary items within the discretion of the board) divided by (ii) capital employed (based on the average of the beginning and ending balances of each calendar year, or a portion of a calendar year). Capital employed equals total assets less accounts payable, income taxes payable, accrued liabilities, and other current liabilities. Seventy-five percent of the PSU award is based on our relative total shareholder return (“TSR”) over the three-year performance cycle as compared to that of our compensation peer group. The payout scale for relative TSR is presented below; this scale requires greater than 50th percentile relative performance to achieve a target (100%) payout. If our absolute shareholder return is negative over the three-year period, the total possible payout for the relative TSR component is capped at 100% of target.
The remaining 25% of the PSU award is based on achieving specified ROCE goals over the three-year performance period.

	Performance
Performance Component	Weight	Threshold	Target	Maximum
Relative Total Shareholder Return	75%	30th Percentile	60th Percentile	90th Percentile
Measured relative to compensation peer group
Capped at 100% payout if AESI TSR is negative
ROCE	25%	15%	20%	25%
PSUs earned (% of target)		50%	100%	200%

Achievement between payout levels is determined utilizing linear interpolation.
If actual achievement for the performance condition does not meet at least the threshold level, the award will fail to vest, and zero payout will be realized. The maximum PSU payout opportunity is 200% of target.
Restricted Stock Units – RSUs
The RSUs vest ratably over three years and are intended to retain our executives and strengthen the alignment of executive officer compensation with the experience of our shareholders. The ultimate value realized by executives from the RSU award depends on the long-term performance of our stock.

The 2024 grants of equity-based compensation awards to our NEOs, are presented in the table below.

	LTIP	PSUs	RSUs
Ben M. “Bud” Brigham	$4,050,000	209,194	—
John Turner	$3,320,000	85,744	85,744
Blake McCarthy	$1,400,000	30,251	58,341
Chris Scholla	$1,400,000	36,088	36,088
Dathan C. Voelter	$1,050,000	27,118	27,118

The equity-based compensation awards granted to Messrs. Brigham, Turner and Voelter were made on March 22, 2024.
Mr. McCarthy’s award above was made on May 15, 2024, and includes 30,251 RSUs and 30,251 PSUs, and also includes an inducement grant of RSUs with a grant date value of $650,000 which will vest over three years.
Mr. Scholla received a grant of 27,118 RSUs and 27,118 PSUs on March 22, 2024. He also received a one-time special incentive grant of 8,970 RSUs and 8,970 PSUs on August 12, 2024, with a grant date value of $350,000 which will vest over three years.
Process for Determining Compensation
The Compensation Committee oversees compensation for our NEOs and other senior executives, including base salary and short-term and long-term incentive awards, as applicable.
The Compensation Committee considers input from our then-current CEO in making determinations regarding our executive compensation program and the compensation of each executive officer, other than our CEO. The Compensation Committee makes the final decisions regarding NEO compensation.
For 2024, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. Meridian reports to the Compensation Committee, and the Compensation Committee determines the scope of Meridian’s engagement. Meridian provided advice, relevant market and peer group data, current trends and practices and other input related to executive and director compensation to the Compensation Committee and the Board in structuring our 2024 compensation program. The information provided by Meridian was utilized by the Compensation Committee in making decisions regarding executive and director compensation. The Compensation Committee has evaluated the independence of Meridian based on the SEC’s independence factors and has concluded that Meridian is independent and that there are no conflicts of interest associated with Meridian’s engagement.
To understand the competitive landscape, the Compensation Committee benchmarks Atlas’s compensation design and pay levels to compensation data for similarly situated executive officers at peer companies. The Compensation Committee selects peer companies based on their industry and company size as defined by enterprise value (primary factor), market capitalization (“market cap”), assets and revenue.
The Compensation Committee developed a peer group for 2024 compensation decisions with the assistance of Meridian. The Compensation Committee approved the following peer group of companies to evaluate 2024 compensation:
2024 Peer Group

Cactus, Inc.	Helmerich & Payne, Inc.	Select Water Solutions, Inc.
ChampionX Corporation	Liberty Energy Inc.	Solaris Oilfield Infrastructure, Inc.
Core Laboratories Inc.	Oil States International, Inc.	U.S. Silica Holdings, Inc.
Dril-Quip, Inc.	Patterson-UTI Energy, Inc.
Expro Group Holdings N.V.	ProPetro Holding Corp.

As shown below, as of July 2024, Atlas was positioned above the median of the peer group for key measures of financial size (enterprise value, market capitalization and total assets).

	Enterprise Value (MM)(a)	Market Cap (MM)(a)	Total Assets (MM)(a)
Atlas Energy Solutions Inc.	$2,650	$2,333	$1,982
Relative Percentile Rank Position	60th percentile	59th percentile	60th percentile

(a)	Enterprise Value and Market Cap measured as of July 31, 2024; Total Assets reflects most recently reported value as of July 31, 2024.
Additional Compensation Information
Termination Benefits
We do not maintain employment agreements with our NEOs. We adopted a Change in Control Severance Plan during the first half of 2023 to provide for severance pay and benefits to NEOs and participating members of management upon a Qualifying Termination or a termination due to death or disability and to attract and retain talent in the event of any change in control. This plan is described further below.
Retirement Benefits
We offer participation in broad-based retirement, health and welfare plans to all of our full-time employees, including our NEOs who are eligible to participate in such plans on the same basis as all other employees. We maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), where full-time employees are allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating NEOs, to save for the future (the “401(k) Plan”). In addition, we provide a matching contribution equal to 100% of the first 3% of an employee’s eligible compensation deferred into the 401(k) Plan. We do not maintain deferred compensation or pension plan arrangements.
Perquisites
We do not provide our executive officers with material perquisites or benefits that are not provided to our employee population generally, with the exception of an executive-level relocation program in the event that we request a new hire to relocate on our behalf.
Clawback Policy
In 2023, we adopted a Clawback Policy which complies with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Production Act of 2010, as codified in Section 10D of the Exchange Act. In the event Atlas is required to prepare an accounting restatement, Atlas’s Clawback Policy requires the recovery of any erroneously awarded compensation received by covered individuals on or after October 2, 2023, unless such recovery would be impracticable, as determined by the Committee in accordance with Section 10D of the Exchange Act.
Insider Trading Policy
We also maintain an Insider Trading Policy which prohibits our directors, officers and employees from insider trading, hedging the risk of ownership of our Common Stock by purchasing, selling or writing options on our Common Stock or engaging in certain other types of transactions and prohibits pledging our Common Stock for a loan that exceeds 15% of the market value of the pledged Company securities.
Grant Practices Specific to Stock Options and Similar Awards
We do not currently grant stock options or similar awards as part of our equity compensation programs and did not grant any such awards in 2024. We do not currently have a formal grant policy in place for equity-based awards, but if stock options or similar awards were to be granted in the future, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock. During fiscal year 2024, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Risk Management
The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year. With respect to the 2024 year, the Compensation Committee concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee retains the sole discretion for determining the final amount paid to executives pursuant to our STI program, and our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. Further, our use of long-term equity incentive compensation for 2024 with multiple year vesting periods serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Compensation Committee of the Board of Directors:

Gayle Burleson, Chair
Stacy Hock, Member
A. Lance Langford, Member
Mark P. Mills, Member

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the aggregate compensation earned by our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022, to the extent that they were NEOs for the applicable year.

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)[4]	All Other Compensation ($)	Total ($)
Ben M. “Bud” Brigham Executive Chairman	2024	469,231	0	6,290,464	0	0	6,759,695
	2023	497,692	0	5,608,333	0	0	6,106,025
	2022	0	0	0	0	0	0
John Turner(3) Chief Executive Officer, President and Chief Financial Officer	2024	751,923	645,040	4,496,415	0	11,611	5,904,989
	2023	515,385	611,350	1,658,250	0	0	2,784,985
	2022	393,847	490,000	0	0	0	883,847
Blake McCarthy(4) Chief Financial Officer	2024	287,308	216,888	2,284,291	0	258,001	3,046,488
Chris Scholla(5) Chief Operating Officer	2024	428,846	329,850	1,822,309	0	17,387	2,598,392
Dathan C. Voelter(6) General Counsel, Secretary and Chief Compliance Officer	2024	416,154	230,895	1,422,068	0	76,748	2,145,865
	2023	390,385	317,100	5,560,628	0	9,900	6,278,013

(1)
The bonuses disclosed in this column reflect discretionary amounts that were earned by the applicable NEOs during the 2024, 2023 or 2022 calendar year, as applicable, whether or not paid in such calendar year.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and as reported in Note 12 to the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024, but assuming no forfeitures. For each NEO the amount reflected in the Stock Awards column represents a combination of restricted stock units (“RSUs”) and performance share units (“PSUs”). RSU and PSU recipients accrue dividend rights on un-vested RSU and PSU awards, which will be remitted to the recipient to the extent that the RSUs or PSUs vest. Please refer to the table below for the value of the RSUs and PSUs granted to each of our NEOs in 2024. Values for the PSUs within the table above reflect the probable outcome as of the date of grant, which is not the maximum value achievable. The table below also includes the maximum PSU values achievable as of the date of grant.

Name	RSUs ($)	PSUs (Probable Value) ($)	PSUs (Maximum Value) ($)
Ben M. “Bud” Brigham	0	6,290,464	12,580,928
Blake McCarthy	1,346,510	937,781	1,875,562
Chris Scholla	784,774	1,037,535	2,075,070
John Turner	1,918,093	2,578,322	5,156,644
Dathan C. Voelter	606,630	815,438	1,630,876

(3)	The amount reflected in the All Other Compensation column consists of dividend equivalent rights paid to Mr. Turner upon the vesting of RSUs under the terms of the award agreement.
(4)
The amount reflected in the All Other Compensation column consists of the Company’s matching contributions of $7,788 to Mr. McCarthy’s 401(k) plan account 2024 and $250,213 in payments and reimbursements for moving expenses.

(5)
The amount reflected in the All Other Compensation column consists of the Company’s matching contributions of $10,350 to Mr. Scholla’s 401(k) plan account in 2024 and $7,037 in dividend equivalent rights paid to Mr. Scholla upon the vesting of RSUs under the terms of the award agreement.

(6)
The amount reflected in the All Other Compensation column consists of the Company’s matching contributions of $9,900 and $10,350 to Mr. Voelter’s 401(k) plan account in 2023 and 2024, respectively. The amount in All Other Compensation column for 2024 also includes $66,398 in dividend equivalent rights paid to Mr. Voelter upon the vesting of RSUs under the terms of the award agreements.

Salary and Bonus Compensation
None of our NEOs are party to an employment agreement or other individual service agreement. In February 2024, the Compensation Committee determined the respective base salaries and short-term and long-term incentive targets to provide each NEO a competitive compensation opportunity. The Compensation Committee considers each NEO’s specific role, experience and individual performance when determining base salaries.

Our NEOs, with the exception of Mr. Brigham, are eligible to receive annual bonuses under our Short-term Incentive Plan (our “STIP”). Mr. Brigham’s target compensation consists only of a base salary and long-term incentive opportunity.
Long-term Incentive Plan
In order to incentivize management members, in March 2023, our Board adopted the LTIP for employees, consultants, and directors. Our LTIP is designed to align the interests of our participants with those of our shareholders and reward participants for financial performance and increases in the value of our common stock over a long-term period. The long-term incentive component of our executive compensation program represents a substantial majority of our NEOs’ compensation, linking a significant portion of NEOs’ compensation to our stock price performance, both on an absolute and relative basis.

Performance Component	Weight	Threshold	Performance Target	Maximum
Relative Total Shareholder Return Measured relative to compensation peer group Capped at 100% payout if AESI TSR is negative	75%	30th Percentile	60th Percentile	90th Percentile
ROCE	25%	15%	20%	25%
PSUs earned (% of target)	—	50%	100%	200%

Achievement between payout levels is determined utilizing linear interpolation based on position. If actual achievement for the performance condition does not meet at least the threshold level, the award will fail to vest, and zero payout will be realized. The maximum PSU payout opportunity is 200% of target.
Restricted Stock Units – RSUs
The RSUs vest ratably over three years and are intended to retain our executives and strengthen the alignment of executive officer compensation with the experience of our shareholders. The ultimate value realized by executives from the RSU award depends on the long-term performance of our stock.
On March 21, 2024, our Board approved grants of equity-based compensation awards to four of our NEOs, Messrs. Brigham, Turner, Scholla and Voelter, which were effective March 22, 2024. Our Board approved additional grants of equity-based compensation to two of our NEOs, Messrs. McCarthy and Scholla, in connection with their appointments as Chief Financial Officer and Chief Operating Officer, on April 27, 2024 and August 1, 2024, respectively. These grants were effective May 15, 2024, and August 12, 2024, respectively. The below table shows the aggregate equity-based compensation awards awarded to each of our NEOs during the 2024 fiscal year.

	Long-term Incentive Target	PSUs	RSUs
Ben M. ”Bud” Brigham	$4,050,000	209,194	—
John Turner	$3,320,000	85,744	85,744
Blake McCarthy	$1,400,000	30,251	30,251
Chris Scholla	$1,050,000	27,118	27,118
Dathan C. Voelter	$1,050,000	27,118	27,118

In addition to the awards described above, Messrs. McCarthy and Scholla each received special, one-time retention awards of 28,090 and 8,970 RSUs, respectively, which will vest over three years. Mr. Scholla received an additional special, one-time award of 8,970 PSUs, which vest entirely on the third anniversary on the date of grant, subject to performance conditions and continued employment.

Grants of Plan-Based Awards
The following table provides information regarding RSUs and PSUs granted to NEOs during the fiscal year ended December 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (l) (4)
Name (a)	Grant Date (b)	Date of Compensation Committee Approval (1)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Ben M. “Bud” Brigham	3/22/24	3/21/24				104,597	209,194	418,388		6,290,464
John Turner	3/22/24	3/21/24							85,744	1,918,093
	3/22/24	3/21/24				42,872	85,744	171,48	0	2,578,322
Blake McCarthy	5/15/24	4/27/24							28,090	648,317
	5/15/24	4/27/24							30,251	698,193
	5/15/24	4/27/24				15,126	30,251	60,502		937,781
Chris Scholla	3/22/24	3/21/24							27,118	606,630
	3/22/24	3/21/24				13,559	27,118	54,236		815,438
	8/12/24	8/1/24							8,970	178,144
	8/12/24	8/1/24				4,485	8,970	17,940	0	222,097
Dathan C. Voelter	3/22/24	3/21/24							27,118	606,630
	3/22/24	3/21/24				13,559	27,118	54,236		815,438

(1)
Our Compensation Committee specifies the grant date in their approval of equity awards granted. Grant dates may be different than approval dates for various reasons including but not limited to coordinating the granting and vesting of awards to occur in an open trading window and to allow grants for a new hire to occur after the executive has begun work.

(2)
These amounts represent the threshold, target and maximum number of PSUs that may become earned pursuant to the PSUs granted to the NEOs during the 2024 Fiscal Year. The number of PSUs which ultimately become earned is based on our return on capital employed and our TSR over the three-year performance cycle as compared to that of our peer group, subject to those NEO’s continued employment.

(3)
These amounts represent RSUs granted to the NEOs during the 2024 Fiscal Year with those granted on March 22, 2024 vesting as to one-third on each of March 22, 2025, March 22, 2026 and March 22, 2027, and those granted on May 15, 2024 vesting as to one-third on each of May 15, 2025, May 15, 2026 and May 15, 2027, in each case, subject to the NEO’s continued employment.

(4)	These amounts represent the aggregate grant date fair value of PSUs and RSUs granted during the 2024 Fiscal Year to the NEOs, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2024. All awards reflected below are governed by the LTIP.

		Stock Awards
Name	Grant Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)(3)
Ben M. “Bud” Brigham	03/22/2024(4)	—	—	418,388	9,279,845.84
	03/13/2023(4)	—	—	555,556	12,322,232.08
Blake McCarthy	05/15/2024(1)	30,251	670,967.18	—	—
	05/15/2024(2)	28,090	623,036.20	—	—
	05/15/2024(4)	—	—	60,502	1,341,934.36
Chris Scholla	08/12/2024(2)	8,970	198,954.60	—	—
	08/12/2024(4)(5)	—	—	17,940	397,909.20
	03/22/2024(1)	27,118	601,477.24	—	—
	03/22/2024(4)	—	—	54,236	1,202,954.48
	03/13/2023(1)	18,519	410,751.42	—	—
	03/13/2023(4)	—	—	55,556	1,232,232.08
John Turner	03/22/2024(1)	85,744	1,901,801.92	—	—
	03/22/2024(4)	—	—	171,488	3,803,603.84
	03/13/2023(1)	30,556	677,732.08	—	—
	03/13/2023(4)	—	—	91,666	2,033,151.88
Dathan C. Voelter	03/22/2024(1)	27,118	601,477.24	—	—
	03/22/2024(4)	—	—	54,236	1,202,954.48
	10/04/2023(2)	138,049	3,061,926.82	—	—
	03/13/2023(1)	18,519	410,751.42	—	—
	03/13/2023(4)	—	—	55,556	1,232,232.08

(1)	The 2024 annual RSU awards vest ratably on the first, second, and third anniversaries of the date of grant.
(2)	Represents a special, one-time award which vests ratably on the first, second, and third anniversaries of the date of grant.
(3)	Market value is determined by multiplying the number of shares reported by $22.18, the closing price of our Common Stock on December 31, 2024.
(4)
In accordance with the SEC rules, the number of shares presented in this row reflects a payout percentage of 200%; provided, however, that depending on performance, the actual number of PSUs earned may be less than this amount. All PSUs vest over a three year performance period, beginning with the year of grant. Acceleration provisions are described in further detail within the Potential Payments Upon a Change in Control or Termination section below.

(5)	Represents a special, one-time award which vests ratably on the first, second, and third anniversaries of the date of grant.

Stock Vested
The following table provides information for our NEOs on the number of shares acquired upon the vesting of stock awards and the value realized during 2024, in each case before payment of any applicable taxes.

	Stock Awards(1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ben M. “Bud” Brigham	—	—
Blake McCarthy	—	—
Chris Scholla	9,259	198,235.19
John Turner	15,277	327,080.57
Dathan C. Voelter	78,284	1,765,792.94

(1)
Reflects shares received pursuant to RSU awards under the LTIP for grants made in 2023 to each NEO. The value realized upon vesting of these awards represents the aggregate dollar amount realized by the NEO upon vesting computed by multiplying the number of shares of stock by the closing price of the underlying shares on the applicable vesting date.

Potential Payments upon a Change of Control or Termination
We do not maintain employment agreements with our NEOs. We adopted our Management Change in Control Severance Plan (the “Severance Plan”) during the first half of 2023 to provide for severance pay and benefits to our NEOs (each, a “Manager”) upon a termination due to our termination of the participant without cause or by the employee for good reason (collectively, a “Qualifying Termination”) or a termination due to death or disability, and to attract and retain talent in the event of any change in control. The Severance Plan generally defines a change in control as (i) an acquisition of 50% or more of our then-outstanding shares or the combined voting power of our then-outstanding voting securities, (ii) individuals who constitute the Board cease for any reason to constitute at least a majority of the Board, excluding any director whose election or nomination was approved by a vote of at least a two-thirds of the then current directors unless such approval occurs as a result of an actual or threatened election contest, (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or an acquisition of assets of another entity, unless certain securities ownership percentages remain unchanged following the event, or (iv) approval by our stockholders of our complete liquidation or dissolution.
Non-Change in Control Termination. Upon a Qualifying Termination of a Manager, outside of the period of time beginning six months prior to the occurrence of a change in control and lasting through the 18-month anniversary of the occurrence of the change in control (the “Covered Period”) or a termination due to death or disability (collectively, a “Non-CIC Termination”), so long as the Manager satisfies the conditions to payment of severance benefits described below, the Manager will be entitled to receive the following severance benefits: (i) a lump sum cash severance payment calculated by multiplying the Manager’s individual severance multiplier (described below) by the aggregate amount of the Manager’s base salary and target cash bonus amount for the year in which the applicable termination occurs; (ii) a lump-sum cash payment equal to the pro-rated amount of the Manager’s target cash bonus award set for the year in which the applicable termination occurs, pro-rated on a daily basis for the applicable calendar year; (iii) subject to the Manager’s timely election of continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a lump sum equal to the employer portion of continued coverage for 18 months following the separation date for the Manager and the Manager’s spouse and eligible dependents under our health plans; and (iv) payment or reimbursement, as applicable, of (x) earned but unpaid base salary as of the date of the applicable termination; (y) all incurred but unreimbursed expenses for which the Manager is entitled to reimbursement; and (z) benefits to which the Manager is entitled under the terms of any of our applicable benefit plans or programs (collectively, the “Accrued Benefits”).
Change in Control Termination. Upon a Qualifying Termination of a Manager during the Covered Period (a “CIC Termination”), so long as the Manager satisfies the conditions to payment of severance benefits described below, the Manager will be entitled to receive the following severance benefits: (i) a lump sum cash severance payment calculated by multiplying the Manager’s individual severance multiplier by the aggregate amount of the Manager’s base salary and target cash bonus amount for the year in which the applicable Qualifying Termination occurs; (ii) a lump-sum cash payment equal to the amount of the Manager’s target cash bonus award set for the year in which the applicable Qualifying Termination occurs; (iii) subject to the Manager’s timely election of continuation coverage pursuant to COBRA, a lump sum equal to the employer portion of continued coverage for 24 months following the separation date for the Manager and the Manager’s spouse and eligible dependents under our health plans; and (iv) the Accrued Benefits.
Severance Conditions. Each Manager will receive an individual participation agreement that contains that Manager’s terms of eligibility and any provisions that may be applicable to the Manager in addition to or as modification of the terms of the Severance Plan, including an individualized severance multiplier that will be applicable for calculating the lump sum cash payments described above. As of December 31, 2024, the individual severance multipliers for the NEOs were, with respect to any Non-CIC Termination, 2X for each of Bud Brigham and John Turner, and 1.5X for each of Blake McCarthy, Chris Scholla and Dathan C. Voelter and, with respect to any CIC Termination, 3X for each of Ben M. “Bud” Brigham and John Turner, and 2X for each of Blake McCarthy, Chris Scholla and Dathan C. Voelter. Payment of the severance benefits under the Severance Plan is subject to a Manager’s execution and non-revocation of a general release of claims and the Manager’s continued compliance with the terms of the Severance Plan, including, but not limited to, the restrictive covenant obligations set forth therein.
Equity Awards. Our equity award agreements provide for certain protections upon different change in control and termination scenarios.
RSUs. RSUs accelerate and become fully vested upon a change in control, upon a termination of employment due to death or disability or and upon a Qualifying Termination.
PSUs. If the participant’s employment is terminated other than because of a Qualifying Termination or due to death or disability, then the participant’s PSUs are automatically forfeited without payment upon such termination. If, prior to the end of the performance period, the participant is terminated by reason of a Qualifying Termination, then the participant is deemed to have satisfied all service-based employment requirements on a pro-rata basis; if the participant’s termination is due to a death or disability prior to the end of the performance period, then the participant is deemed to have satisfied all service-based employment requirements in full. With respect to a termination due to a Qualifying Termination, a death or a disability within the first two years of the performance period, all performance-based vesting conditions will be deemed to be met at 100% and the resulting vested PSUs will be settled within a 30-day period following the termination. If the participant’s employment is terminated due to a Qualifying Termination or death or disability during the third calendar year of the performance period, then the PSUs will continue to be subject to the performance goals for the remainder of the performance period and performance will be deemed to be met at the actual performance level satisfied at the end of the performance period. In the event of a change in control during the performance period, any PSUs determined to become vested PSUs are payable to the participant in connection with that event. The Compensation Committee will determine the actual performance levels achieved as of the date of such change in control, if determinable, and all service-based requirements will be deemed to be satisfied.

The following tables reflect amounts that would have been received by each of the NEOs pursuant to our LTIP, and/or our Severance Plan in the event there was a Change in Control or a qualifying termination event that occurred on December 31, 2024, as applicable. The amounts reported below assume that the price per share of our Common Stock was $22.18, which was the closing price per share of our Common Stock on December 31, 2024 (the last trading day of fiscal year 2024).
2024 Potential Payments Upon Termination or Change-In-Control
The following tables include payments to be made as of December 31, 2024 upon a Qualifying Termination without a Change in Control and a Qualifying Termination with a Change in Control. Termination due to death or disability is treated the same as a Qualifying Termination without a Change in Control.
Payments and Benefits Payable
Upon Non-Change in Control Qualifying Termination

Payment Type	Ben M. “Bud” Brigham ($)	John Turner ($)	Blake McCarthy ($)	Chris Scholla ($)	Dathan C. Voelter ($)
Cash Severance(1)	900,000	3,360,000	1,350,000	1,350,000	1,102,500
Target Bonus	n/a	880,000	450,000	450,000	315,000
Continuing medical benefits(2)	0	29,798	29,798	29,798	29,798
Unvested RSUs(3)	n/a	2,579,534	1,294,003	1,211,183	4,074,155
Unvested PSUs(4)	10,801,039	2,918,378	670,967	1,416,548	1,217,593
Total(5)	11,701,039	9,767,710	3,794,768	4,457,529	6,739,047

(1)
Cash Severance is an amount equal to the sum of (i) the NEO’s base salary plus (ii) the NEO’s target cash bonus multiplied by the Severance Multiplier. The Severance Multiplier is 2.0 for Messrs. Brigham and Turner and 1.5 times for Messrs. McCarthy, Scholla and Voelter.

(2)	Value of post-employment continuation of benefits for 18 months following termination.
(3)	Unvested RSUs will become 100% vested upon termination.
(4)
Unvested PSUs that are in the first two years of their respective Performance Period will become 100% vested at the target number of units upon termination. All PSUs within the table above were granted in 2023 or 2024.

(5)
“Accrued Benefits” (as defined in the Severance Plan), are not included in that table above because they are not able to be determined in advance of termination. Accrued Benefits consist of earned but unpaid base salary, unreimbursed expenses and any benefits to which the NEO is entitled under a benefit plan.

Payments and Benefits Payable
Upon Change in Control Qualifying Termination

Payment Type	Ben M. “Bud” Brigham ($)	John Turner ($)	Blake McCarthy ($)	Chris Scholla ($)	Dathan C. Voelter ($)
Cash Severance(1)	1,350,000	5,040,000	1,800,000	1,800,000	1,470,000
Target Bonus	n/a	880,000	450,000	450,000	315,000
Continuing medical benefits(2)	0	39,730	39,730	39,730	39,730
Unvested RSUs(3)	n/a	2,579,534	1,294,003	1,211,183	4,074,155
Unvested PSUs(4)	10,801,039	2,918,378	670,967	1,416,548	1,217,593
Total(5)	12,151,039	11,457,642	4,254,701	4,917,461	7,116,479

(1)
Cash Severance is an amount equal to the sum of (i) the NEO’s base salary plus (ii) the NEO’s target cash bonus multiplied by the Severance Multiplier. The Severance Multiplier is 3.0 for Mr. Brigham and Mr. Turner and 2.0 times for Messrs. McCarthy, Scholla and Voelter.

(2)	Value of post-employment continuation of benefits for 24 months following termination.
(3)	Unvested RSUs will become 100% vested upon termination.
(4)
Unvested PSUs that are in the first two years of their respective Performance Period will become 100% vested at the target number of units upon termination. All PSUs within the table above were granted in 2023 or 2024.

(5)
“Accrued Benefits” (as defined in the Severance Plan), are not included in that table above because they are not able to be determined in advance of termination. Accrued Benefits consist of earned but unpaid base salary, unreimbursed expenses and any benefits to which the NEO is entitled under a benefit plan.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed fiscal years since we became public. We completed our IPO on March 8, 2023, therefore the information for the 2023 year relates solely to the period of time in which we were publicly trading our securities. The table below summarizes compensation values both previously reported in our Summary Compensation Table (SCT), as well as the adjusted values required in this section for the applicable years such as Compensation Actually Paid (CAP). Note that for our NEOs other than our CEO, compensation is reported as an average.

Year	SCT Total for PEO1(1)($)	SCT Total for PEO2(1) ($)	CAP to PEO1(1)(2) ($)	CAP to PEO2(1)(2) ($)	Average SCT Total for Non-PEO NEOs(1) ($)	Average CAP to Non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)(MM)	Adjusted Free Cash Flow(4) ($)(MM)
							Company TSR ($)	Peer Group TSR(3) ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	6,759,695	5,904,989	10,141,460	6,362,061	2,596,915	3,530,113	123.22	85.53	59,944	251,340
2023	6,106,025	n/a	6,712,280	n/a	4,531,499	4,674,888	95.57	96.83	226,493	291,131

(1)	The principal executive officer (“PEO”) and the non-PEO NEOs for each year are as follows:
a.	2024: Our PEO1 was Mr. Brigham for a portion of the year and PEO2 was Mr. Turner for a portion of the year. The non-PEO NEOs were Messrs. McCarthy, Scholla and Voelter.
b.	2023: Our PEO1 was Mr. Brigham for the entire year and our non-PEO NEOs were Mr. Turner and Mr. Voelter.
(2)	See the tables below for a reconciliation of SCT Compensation and CAP.
(3)	The Peer Group TSR is calculated based on the PHLX Oil Service Index, which is the same index peer group that we have used in our performance graph pursuant to Item 201(e) of Regulation S-K.
(4)
Adjusted Free Cash Flow is defined as Adjusted EBITDA less Maintenance Capital Expenditures. We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative (gain) loss, other acquisition related costs, and other non-recurring costs.

	PEO1 2023 ($)	PEO1 2024 ($)	PEO2 2024 ($)
PEO Summary Compensation Table Totals	6,106,025	6,759,695	5,904,989
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(5,608,333)	(6,290,464)	(4,496,415)
Fair value at year end of equity awards granted during the year	6,214,588	5,064,587	3,977,664
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	0	4,607,643	911,813
Change in fair value of equity awards granted in prior years that vested during the year	0	0	64,011
Equity awards granted in prior years that were forfeited during the year	0	0	0
Dividends or other earnings paid on equity awards during the year(1)	0	0	0
Total Equity Award Related Adjustments	606,255	3,381,766	457,073
Compensation Actually Paid Totals	6,712,280	10,141,460	6,362,061

(1)	Dividend equivalent rights are paid upon vesting of the applicable award and are included in “Other Compensation” in the Summary Compensation Table.

	2023 ($)	2024 ($)
Non-PEO NEOs Summary Compensation Table Totals	4,531,499	2,596,915
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(3,609,439)	(1,842,890)
Fair value at year end of equity awards granted during the year	3,752,828	1,652,835
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	0	894,983
Change in fair value of equity awards granted in prior years that vested during the year	0	228,269
Equity awards granted in prior years that were forfeited during the year	0	0
Dividends or other earnings paid on equity awards during the year(1)	0	0
Total Equity Award Related Adjustments	143,389	933,918
Average Compensation Actually Paid Totals	4,674,888	3,530,113

(1)	Dividend equivalent rights are paid upon vesting of the applicable award and are included in “Other Compensation” in the Summary Compensation Table.
Narrative to Pay Versus Performance Table
This is the first year that we are required to provide the Pay Versus Performance Section. Because we completed our initial public offering in March 2023, we are only including 2023 and 2024 in the analysis above. In addition, Mr. Brigham served as our PEO for all of 2023 while Mr. Brigham served as our PEO until the promotion of Mr. Turner to PEO in March 2024. Because of this, both Messrs. Brigham and Turner are shown as our PEO for 2024. Because we were an emerging growth company in 2023, we had two non-PEO NEOs consisting of Messrs. Turner and Voelter. At the end of 2024, we transitioned out of emerging growth company status and added two more NEOs. In 2024, our non-PEO NEOs consisted of Messrs. McCarthy, Scholla and Voelter.
Description of Relationships Between Pay and Performance

Disclosure of Most Important Performance Measures for Fiscal Year 2024
The following table identifies the four most important financial performance measures used by our Compensation Committee to link the compensation actually paid (“CAP”) to our CEO and other NEOs in 2024.

Adjusted Free Cash Flow
Adjusted EBITDA
Relative TSR
Return on Capital Employed (“ROCE”*)

*
ROCE means (i) income from operations (defined as earnings before interest and tax with adjustment for extraordinary items within the discretion of the Board) dividend by (ii) capital employed (based on the average of the beginning and ending balances of each calendar year, or a portion of a calendar year).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of Atlas’s Common Stock as of March 18, 2025:
•	each person known to us to beneficially own more than 5% of any class of Atlas’s outstanding voting securities;
•	each member of the Board;
•	each of our NEOs; and
•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each of the Company’s directors and NEOs and each beneficial owner of more than 5% of any class of Atlas’s outstanding voting securities listed in the tables below is c/o Atlas Energy Solutions Inc., 5918 W. Courtyard Dr., Suite 500, Austin, Texas 78730.

	Shares of Atlas Common Stock Beneficially Owned
	Number	Percentage(1)
Over 5% Stockholders
BlackRock, Inc.(2)	10,844,272	8.78%
The Sealy & Smith Foundation(3)	14,824,988	12.00%
Gregory M. Shepard(4)	7,651,210	6.19%
The Vanguard Group(5)	6,142,290	4.97%
Directors, Director Nominees and Named Executive Officers:
Ben M. “Bud” Brigham(6)	15,197,576	12.30%
Blake McCarthy	19,444	*
Chris Scholla	488,761	*
John Turner(7)	1,595,606	1.29%
Dathan C. Voelter	248,331	*
Gayle Burleson	14,922	*
Stacy Hock(8)	882,604	*
John Michael Howard	10,417	*
A. Lance Langford(9)	1,250,069	1.0%
Mark P. Mills	18,473	*
Douglas G. Rogers	9,866	*
Robb L. Voyles	14,922	*
Directors, Director Nominees and Executive Officers as a group (12 persons)	19,750,991	15.98%

*	Less than 1%.
(1)	Percentages based on 123,578,181 shares outstanding on March 18, 2025.
(2)
BlackRock, Inc. has sole dispositive power over 10,844,272 shares of Common Stock and sole voting power over 10,751,295 shares of our Common Stock. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing information is based on the Schedule 13G/A filed by BlackRock, Inc. on February 5, 2025.

(3)
These shares are held directly by The Sealy & Smith Foundation. Douglas G. Rogers is the Executive Director and Secretary/Treasurer of The Sealy & Smith Foundation. The board of directors of The Sealy & Smith Foundation consists of seven members: Douglas G. Rogers, Keith Bassett, Jere Pederson, Jim Galbraith, John Kelso, Bill Sealy and Michael Doherty. Accordingly, the officers and members of the board of directors of The Sealy & Smith Foundation may be deemed to have or share beneficial ownership of the shares held by The Sealy & Smith Foundation. The mailing address of The Sealy & Smith Foundation is 2200 Market Street, Suite 500, Galveston, Texas 77550.

(4)
Includes shares of Common Stock held directly by Gregory M. Shepard. The foregoing information is based on the Form 4 filed by Mr. Shepard on February 28, 2025. The mailing address of Mr. Shepard is 15405 Anchorage Place, Lakewood Ranch, FL 34202.

(5)
The Vanguard Group has sole dispositive power over 5,980,514 shares of Common Stock, shared dispositive power over 161,776 shares of Common Stock and shared voting power over 116,532 shares of our Common Stock. The principal address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355. The foregoing information is based on the Schedule 13G/A filed by the Vanguard Group on November 12, 2024.

(6)
Includes (i) 2,518,721 shares of Common Stock held directly by Anne and Bud Oil & Gas Unvested LLC (“Anne and Bud Unvested”), (ii) 10,526,880 shares of Common Stock held directly by Anne and Bud Oil & Gas Vested LLC (“Anne and Bud Vested”), (iii) 1,564,346 shares of Common Stock held directly by Brigham Children’s Family LP (“Brigham Children’s LP”) and (iv) 54,388 shares held by Mr. Brigham’s spouse as separate property. Mr. Brigham is the manager of Anne and Bud Unvested, the manager of Anne and Bud Vested and the co-manager of BCFP GP, LLC, which is the general partner of Brigham Children’s LP. Therefore, Mr. Brigham may be deemed to share the right to direct the voting or investment of the shares directly held by Anne and Bud Unvested, Anne and Bud Vested and Brigham Children’s LP. All of the shares of Common Stock held directly by Anne and Bud Vested are pledged as security. Additionally, Mr. Brigham may be deemed to have shared voting power over all securities held by the Principal Stockholders party to the A&R Stockholders’ Agreement, in light of his right to designate nominees for election to the Board and the obligation of the Principal Stockholders to vote their respective shares in favor of Mr. Brigham’s nominees. See the section titled “Certain Relationships and Related Party Transactions—Existing Stockholders’ Agreement” herein. Because Mr. Brigham may be deemed to have shared voting power with respect to the shares held by the Principal Stockholders, he may be deemed to be the beneficial owner of such shares. Mr. Brigham disclaims beneficial ownership of the shares held by Anne and Bud Unvested, Anne and Bud Vested, Brigham Children’s LP, his spouse and the Principal Stockholders and each of their respective affiliated entities, except to the extent of his pecuniary interest therein, if any.

(7)
Includes (i) 1,320,000 shares of Common Stock held directly by 3 Dog Interests, LP. Mr. Turner is the sole manager of 3 Dog Interests GP, LLC, the general partner of 3 Dog Interests, LP. All of the shares of Common Stock held directly by 3 Dog Interests, LP are pledged as security.

(8)	The reported shares are owned jointly by Ms. Hock and her husband, Joel Hock, who share voting and investing power over such shares.
(9)
Includes (i) 484,483 shares of Common Stock held directly by ALL Financial Trust and (ii) 592,146 shares of Common Stock held directly by BLL Financial Trust. Mr. Langford is the spouse of the trustee of ALL Financial Trust and the trustee of BLL Financial Trust. Mr. Langford disclaims beneficial ownership of the shares held by ALL Financial Trust and BLL Financial Trust except to the extent of his pecuniary interest therein.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2024:

	Equity Compensation Plan Information
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	2,573,221(3)	$—	7,101,643
Equity compensation plans not approved by security holders	—	—	—
Total	2,573,221	$—	7,101,643

(1)
The number of securities remaining available for future issuances has been reduced by the number of securities to be issued upon the vesting of RSUs subject to time-based vesting and the vesting of PSUs subject to certain market-based performance goals over a specified period of time, which are calculated at (100%) target.

(2)	The LTIP was adopted on March 8, 2023. For a description of our Incentive Plan, see Note 12 – Stock-Based Compensation to the consolidated financial statements in our Annual Report.
(3)
Includes 1,730,314 RSUs subject to time-based vesting and 916,923 PSUs subject to both continuous employment and certain market-based performance goals over a specified period of time, as described in the LTIP and associated award agreements and which are calculated at target. At payout, the number of performance shares may be reduced to zero or increased up to 200%.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed E&Y as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025. E&Y has been our independent auditor since 2017. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2024, was completed by E&Y on February 26, 2025.
The Board is submitting the appointment of E&Y for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. A member of E&Y will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the stockholders do not ratify the appointment of E&Y, the Audit Committee may reconsider the appointment of E&Y as the Company’s auditors. Even if stockholders ratify the selection of E&Y, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would, in its judgment, be in the best interests of the Company and our stockholders.
Audit and Other Fees
The following table presents fees billed for professional audit services and other services rendered to us by E&Y for the years ended December 31, 2024 and 2023:

	2024 ($)	2023 ($)
Audit Fees(1)	3,141,311	1,242,875
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	4,890
All Other Fees(2)	—	—
TOTAL	3,141,311	1,247,765

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees also include fees for professional services provided in connection with our initial public offering (“IPO”) incurred during the fiscal year ended December 31, 2023, including comfort letters, consents, and review of documents filed with the SEC, with our Registration Statement on Form S-8 filed during the first fiscal quarter of 2024 and with our Registration Statement on Form S-3 filed in the second fiscal quarter of 2024.

(2)	The Company did not incur audit-related or other fees in the years ended December 31, 2024 or December 31, 2023.
(3)	Tax fees consist of tax advisory services related to the IPO.
All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, E&Y. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services and tax services be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but any pre-approval decision made pursuant to such delegation must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by E&Y is compatible with maintaining the principal accountant’s independence.

Vote Required
Approval of Proposal TWO requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting.
Recommendation
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of E&Y as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.

PROPOSAL THREE: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A(a)(1) of the Exchange Act requires that we provide our stockholders with the opportunity to indicate how frequently we should seek a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Frequency” vote). By voting on this Proposal THREE, stockholders may indicate, on a non-binding advisory basis, whether the say-on-pay advisory vote should occur every year, every two years or every three years, or abstain on this matter. You will have the opportunity to vote on this issue at least once every six years.
The Board has determined that an annual, non-binding advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. We are not required to submit a say-on-pay proposal to our stockholders until the third anniversary of the first sale of our shares in our direct listing. Accordingly, we will submit our first say-on-say proposal to our stockholders no later than such third anniversary, and, subject to our consideration of stockholder support for the recommendation of our Board on this proposal, every year after the submission of that first proposal.
You may cast your vote on your preferred voting frequency by choosing among the following frequency options (not solely for or against the recommendation of the Board):
•	Choice 1—every year;
•	Choice 2—every two years;
•	Choice 3—every three years; or
•	Choice 4—abstain from voting
Vote Required
The frequency of the say-on-pay vote that receives the plurality of votes—every one year, every two years or every three years—will be the frequency that the stockholders approve, on a non-binding advisory basis. Neither abstentions nor broker non-votes will have any effect on the outcome of Proposal THREE. This advisory vote on the frequency of the say-on-pay vote is not binding on the Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.
Recommendation
The Board unanimously recommends that stockholders vote FOR the frequency of “one year” for future votes, on a non-binding advisory basis, on the Company’s Named Executive Officer compensation.

AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter, a copy of which is available on the Company’s website. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process and the Company’s independent registered accounting firm is responsible for auditing those financial statements. In this context, during fiscal year 2024, the Audit Committee met and held discussions with management and E&Y, the Company’s independent registered public accounting firm. The Company’s management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2024, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with E&Y. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.
In addition, the Audit Committee has reviewed and discussed with E&Y: (i) the matters required to be discussed by Auditing Standard 1301 and the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the SEC; and (ii) the written disclosures and the letter received from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence and the independence of E&Y from the Company and its management.
Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Robb L. Voyles, Chairman
Gayle Burleson
Mark P. Mills

DELINQUENT SECTION 16(a) REPORTS
The Company believes, based on our records and review of filings with the SEC, that during the fiscal year ended December 31, 2024, our directors and executive officers complied with the filing requirements of Section 16(a) of the Exchange Act, except for a Form 4 filing for Douglas G. Rogers that was made in April 19, 2024 to report a March 13, 2024 acquisition and corresponding disposition of shares of Common Stock underlying RSUs granted to the reporting person in 2023.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR
For Inclusion in Next Year’s Proxy Statement
Any stockholder who desires to include a proposal in our proxy statement for our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) must deliver it so that it is received no later than November 28, 2025, or, if the 2026 Annual Meeting is not held within 30 days of the one-year anniversary of the 2025 Annual Meeting, a reasonable time before we begin to print and send our proxy materials for the 2026 Annual Meeting. Additionally, a stockholder must meet all requirements under the rules of the SEC, including Rule 14a-8 under the Exchange Act, necessary to have a proposal included in our proxy statement.
For Presentation at the 2026 Annual Meeting
Under our Bylaws, any stockholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2026 Annual Meeting must deliver the proposal so it is received no earlier than January 8, 2026, and no later than February 7, 2026. Under our Bylaws, however, if the date of the 2026 Annual Meeting is changed so that it is more than 30 days earlier or more than 60 days later than May 8, 2026, any such proposals must be delivered no later than the 10th day following the day on which we first publicly announce the date of the 2026 Annual Meeting. Additionally, a stockholder must meet all other requirements set forth in our Bylaws in order to have its proposal or director nomination presented at the meeting. If a stockholder submitting a proposal or director nomination as described above does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, then we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or director nomination.
Any such proposals or director nominations must be sent, in writing, to the Corporate Secretary, Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.
HOUSEHOLDING
SEC rules permit us to deliver a single copy of an annual report, proxy statement and Notice to any household at which two or more stockholders reside unless we have received contrary instructions from one or more of the stockholders. This benefits both you and the Company because it eliminates duplicate mailings and reduces our printing and mailing costs. Each stockholder will continue to receive a separate proxy card or voting instruction card.
Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy of the materials now or in future years, please request a duplicate set by phone at 1-866-540-7095, online at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to Atlas Energy Solutions Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department and a duplicate set will promptly be delivered to you. If you have received multiple copies of our proxy materials and would prefer to receive a single copy in future years, please follow the instructions set forth above or, if you hold your stock in street name, please contact your broker directly to discontinue duplicate mailings to your household.
SOLICITATION OF PROXIES
The Company is soliciting proxies by means of our proxy materials on behalf of the Board. Solicitation of proxies may be made via the Internet, by mail or by personal interview by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

STOCKHOLDER PROXY SOLICITATION FOR SHAREHOLDER DIRECTOR NOMINEES
Any stockholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of its bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Company’s bylaws for our 2026 Annual Meeting, then such stockholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the address shown previously in this section so that it is received no earlier than January 8, 2026, and no later than February 7, 2026; provided, however, that if our 2026 Annual Meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, to be properly brought, timely notice by the stockholder must be so delivered not earlier than the close of business on the 10th day following the day on which public announcement of the date of our 2026 Annual Meeting is first made by the Company.
STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.
OTHER MATTERS
As of the date of this proxy statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
DIRECTIONS TO ANNUAL MEETING
The Annual Meeting will be held at the Company’s corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.
ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our Investor Relations website at ir.atlas.energy. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or any of the exhibits listed therein, please submit a request in writing to: Investor Relations, Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).
The charters for our Audit Committee, our Compensation Committee and our Nominating & Corporate Governance Committee, as well as our Corporate Governance Guidelines and our Code, are available on our Investor Relations website (ir.atlas.energy) under the heading “Governance Documents” under the “Governance” tab, and are also available in print without charge upon written request to us at the address above.
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
There are no legal proceedings to which any of our directors, executive officers, or any associate of any of our directors or executive officers is a party adverse to us or has a material interest adverse to us.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65773-P23222

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATLAS ENERGY SOLUTIONS INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) A. Lance Langford
02) Mark P. Mills
03) Douglas G. Rogers

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the frequency of ONE YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Please indicate your vote for the frequency of future votes, on a non-binding advisory basis, on the Company's Named Executive Officer compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V65774-P23222

ATLAS ENERGY SOLUTIONS INC.
Annual Meeting of Stockholders
May 8, 2025 8:00 a.m. Central Time
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) John Turner and Dathan C. Voelter, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ATLAS ENERGY SOLUTIONS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730 on May 8, 2025, at 8:00 a.m. Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side